Exhibit 10.44

EQUITY INTEREST PURCHASE AGREEMENT

dated as of October 30, 2012

by and between

Sealed Air Corporation

(“SA”)

Sealed Air Netherlands Holdings V B.V.

(“SABV”)

and

DC Co., Ltd.

(“PURCHASER”)

i

(continued)

(continued)

(continued)

		Page

12.9	Publication and Announcements	51
12.10	Governing Law and Dispute Resolution	52
12.11	Entire Agreement	52
12.12	Language	52
12.13	Good Faith Consultation	52

EQUITY INTEREST PURCHASE AGREEMENT

This EQUITY INTEREST PURCHASE AGREEMENT dated as of October 30, 2012, is made and entered into by and between DC Co., Ltd., a Japanese corporation (the “Purchaser”), on the one hand, and Sealed Air Corporation, a U.S. corporation (“SA”), and Sealed Air Netherlands Holdings V B.V., a Netherlands corporation (“SABV”) (collectively, the “Sealed Air Parties”), on the other hand (the Sealed Air Parties and the Purchaser collectively being the “Parties”).

WHEREAS, as of the date hereof, SA indirectly owns one hundred percent (100%) of the issued shares of DI and SABV, respectively. As of the date hereof, SABV owns all of the equity interest in Diversey G.K., a Japanese corporation (the “Company”), which constitute all the equity interests of the Company as of the date hereof (all issued and outstanding equity interests of the Company, the “Equity Interests”).

WHEREAS, prior to the Closing and on the terms and subject to the conditions set forth in this Agreement, the Sealed Air Parties plan to cause the Company to (i) transfer all 9,840 shares of common stock in Sealed Air Japan Ltd., a Japanese corporation (“SAJ”), which constitute all the issued and outstanding shares of capital stock of SAJ as of the date hereof (all issued and outstanding shares of capital stock of SAJ, “SAJ Shares”) to Sealed Air Japan Holdings G.K., a Japanese Corporation (“SAJH”), and (ii) be, and cause SABV to provide equity to the Company to enable the Company to be, debt-free at the Closing by repaying all outstanding loans, terminating any and all Guarantees made by the Company, and paying all costs associated with the Pre-signing Transactions, the Pre-closing Transactions or the Transaction that need to be paid by the Company prior to the Closing;

WHEREAS, prior to the Closing and on the terms and subject to the conditions set forth in this Agreement, the Sealed Air Parties plan to cause the Company to pay dividends to the extent necessary so that it is cash-free (except for a small amount of cash in connection with payments to be made on the Closing Date as prescribed in this Agreement) at the Closing;

WHEREAS, the Sealed Air Parties desire to (i) cause SABV to sell and transfer to the Purchaser, and the Purchaser desires to purchase from SABV, all of the Equity Interests after the Company has (x) disposed of SAJ and (y) repaid all the outstanding loans of the Company (including amounts owing pursuant to its term loan agreement with Citibank) and terminated any and all the Guarantees made by the Company, (ii) cause DI and DI’s wholly owned subsidiary Diversey IP International B.V. (“DIPI”) to transfer to the Purchaser, and the Purchaser desires to purchase from DI and DIPI, certain IP owned by DI and/or DIPI on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Purchaser acknowledges that part of the Purchase Price (including the amount stated in section 2.2(d) in respect of the prepayment of certain royalties) is received by the Sealed Air Parties on behalf of DI and DIPI.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined herein, capitalized and other terms used in this Agreement shall have the meanings set forth below:

“Actual Cash” means the total cash in the Company Bank Accounts as at the close of the banking day on the Closing Date less the amount of the inter-company loan to be extended from the Purchaser to the Company on the Closing Date, if any.

“Advisors” means each Person providing legal, Tax, accounting, financial, environmental or other professional advice to the Person specified or any of its Affiliates.

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with any other Person.

“Affiliated Company” means an affiliated company as defined in Article 8, paragraph 5 of the Ordinance on Terminology, Forms, and Preparation Methods of Accounts (Ordinance of the Ministry of Finance No. 59 of 1963, as amended) of Japan.

“Agreement” means this Equity Interest Purchase Agreement, including the exhibits, schedules, and appendices attached hereto, as the same may be amended by written agreement between the Sealed Air Parties and the Purchaser from time to time.

“Ancillary Agreements” means, collectively, TSA, Co-operation Agreement, Supply Agreement, IPA and TASKI Distribution Agreement.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the Business and the Seller Group, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”), the UK Bribery Act of 2010 (“UK Bribery Act”) and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assets” has the meaning assigned in section 4.12, including without limitation the properties and assets to be transferred to the Company or the Purchaser pursuant to this Agreement or IPA.

“Business” means the business and operations of the Company.

“Business Licenses” has the meaning assigned in section 4.25.

“Claims” means actual or potential suits, actions, litigation, arbitration, or Governmental Authority’s investigation or other court or administrative proceedings.

“Closing” has the meaning assigned in section 2.3.

“Closing Bonuses” has the meaning assigned in section 4.16.

“Closing Date” has the meaning assigned in section 2.3.

“Co-operation Agreement” means the Co-operation Agreement to be executed between SA, DI, the Purchaser and the Company, the agreed form of which is set forth on Schedule 1.1-(1).

“Companies Act” means the Japanese Companies Act (Act No. 86 of July 26, 2005, as amended).

“Company” has the meaning assigned in the preamble, which, for the avoidance of doubt, includes both the stock company (kabushiki kaisha) before the Entity Conversion and the limited liability company (godo kaisha) after the Entity Conversion.

“Company Bank Accounts” means the following bank accounts of the Company:

(a)	Financial institution: Citibank Japan Ltd., Head office

Account type: Checking (Touza Yokin)

Account No.: 0156918/806

(b)	Financial institution: Mizuho Corporate Bank, Ltd., Yokohama Corporate Banking Division

Account type: Checking (Touza Yokin)

Account No.: 135626

(c)	Financial institution: The Bank of Tokyo-Mitsubishi UFJ Ltd., Shinjuku Shintoshin-mae Branch

Account type: Checking (Touza Yokin)

Account No.: 549364

(d)	Financial institution: The Bank of Tokyo-Mitsubishi UFJ Ltd., Yokohama-eki-mae Branch

Account type: Checking (Touza Yokin)

Account No.: 2064494

(e)	Financial institution: Sumitomo Mitsui Banking Corporation, Marunouchi Branch

Account type: Checking (Touza Yokin)

Account No.: 244484

(f)	Financial institution: The Bank of Yokohama, Ltd., Kannai Branch

Account type: Savings (Futsuu Yokin)

Account No.: 1195061

(g)	Financial institution: Sumitomo Mitsui Banking Corporation, Head Office Marketing Division

Account type: Savings (Futsuu Yokin)

Account No.: 3964907

(h)	Financial institution: Mizuho Trust & Banking Co., Ltd., Head Office

Account type: Checking (Touza Yokin)

Account No.: 6959

“Company Direct Licensed IP” means IP owned by a third party and used by the Company pursuant to a Contract to which the Company is a party.

“Company IP” means all (i) Company Owned IP and (ii) Transferred IP.

“Company Owned IP” means all IP owned by the Company.

“Company Representative” means the Company, any Subsidiaries of the Company, or any Officer, agent, employee, representative, consultant, or any other Person acting for or on behalf of the foregoing (individually and collectively).

“Company Shares” means shares of capital stock of any class or equity interest.

“Company Used IP” means material IP owned by a third party and used by the Company pursuant to a Contract to which DI or one of its Affiliates (other than the Company) is a party.

“Confidential Information” has the meaning assigned in section 12.8.

“Contract” means any contracts, promises, arrangements, agreements and other commitments, in each case, whether written or oral.

“Control” of a Person means the power, whether direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and in any event and without limitation of the foregoing, any Person owning more than 50% of the voting securities or rights of another Person shall be deemed to Control such other Person.

“Data Room” means the IntraLinks virtual data room containing electronic copies of documents relating to the affairs of the Company and the Subsidiaries to which the Purchaser and its Advisors have been afforded access in relation to the Transaction.

“Decisions of Governmental Authority” means judgments, rulings, orders, judicial settlements, licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises or similar consents, circular notices, administrative guidance, awards, or any other decisions having similar effects, of the Governmental Authority.

“Deducted Awards” means the following amounts of Special Bonus Liabilities to be deducted within the calculation of the Purchase Price pursuant to section 2.2:

(a)	Annual Incentive Plan: 36,222,091 yen

(b)	Profit Sharing Plan: 22,106,900 yen

(c)	Sales Incentive Plan: 134,197,274 yen

(d)	Seasonal Bonus: 113,688,190 yen

amounting to in total 306,214,455 yen.

“DI” means Diversey, Inc., a U.S. corporation.

“DIPI” has the meaning assigned in the preamble.

“Due Diligence Information” has the meaning assigned in section 3.1.

“Employment Agreements, Etc.” has the meaning assigned in section 4.16.

“Encumbrances” means, with respect to any property or asset, any mortgage, pledge, security interest, lease, lien, levy, charge, or other encumbrance (including any material limitation on use under Law or Contract) in respect of such property or asset (but does not include any retention of title provisions).

“Entity Conversion” means the entity conversion of the Company from a stock company (kabushiki kaisha) into a limited liability company (godo kaisha) under the Companies Act effective as of October 22, 2012.

“Entity Conversion Plan” has the meaning assigned in section 4.27(a)(i).

“Environmental Laws” has the meaning assigned in section 4.18.

“Equity Interests” has the meaning assigned in the preamble.

“Equity Rights” means, with respect to any Person, options, warrants (shinkabu yoyaku-ken), convertible securities, subscription rights of such Person or other securities, instruments, Contracts or understanding of any kind obligating such Person to issue, or cause to be issued, any Company Shares.

“Excess Wage Liabilities” has the meaning assigned in section 4.16.

“Excluded Claims” has the meaning assigned in section 4.9.

“Existing Overdraft Facilities” has the meaning assigned in section 6.2(e)(xvii).

“External Claim” has the meaning assigned section 10.11(a).

“Financial Statements” has the meaning assigned in section 4.10.

“Financial Statements, Etc.” has the meaning assigned in section 4.10.

“Fundamental Warranties” means the Warranties set out in sections 4.1, 4.2, 4.3, 4.4, 4.5, and 4.27.

“Global Products” means all SKUs (i) currently sold or sample-marketed both inside and outside of the Territory and (ii) (a) not currently sold or sample-marketed, but (b) had been sold some time during the period between January 1, 2011 and the date of this Agreement, both inside and outside of the Territory, as set forth in the Master SKUs List.

“Glycol Sales Contract” means the sales contract entered into between Equistar Chemicals LP, Lyondell Chemical Company and DI having a term beginning July 1, 2010, as amended by the Amendment No. 1 which became effective on April 1, 2012.

“Governmental Authority” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization (including central banks and financial instrument exchanges), or (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in (i) or (ii) above.

“Governmental Entity” means (i) Governmental Authority, (ii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Governmental Authority, or (iii) any political party.

“Governmental Official” means (i) any official, Officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in (i) or (ii) above.

“Guarantees” has the meaning assigned in section 6.2(a)(iv).

“Hazardous Materials” means any substance that (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or waste, radon gas or related materials, (ii) requires investigation, removal or remediation under Environmental Laws, or is defined, listed, or identified as “hazardous waste” or “hazardous substance” thereunder, (iii) is defined, listed, or identified as “poisonous substances” or “deleterious substances” under the Poisonous and Deleterious Substances Control Act, any order for enforcement or relevant ordinances thereof, or (iv) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Laws.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases, or (v) any guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Insolvency Procedures” means (i) bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings, or other insolvency proceedings similar thereto, or (ii) business reconstruction alternative dispute resolutions or other voluntary liquidation procedures.

“IP” means all intellectual property rights of every kind or description throughout the world, including all: (i) patents, patent applications and statutory invention registrations, including provisionals, divisionals, continuations, continuations in part, renewals, reissues, extensions, substitutions and reexaminations of any of the foregoing, and all patents that may issue on such applications (“Patents”); (ii) trademarks, service marks, trade names, trade dress, logos, designs, emblems, slogans, insignia, Internet domain names, other similar designations of source or origin, any and all common law rights thereto, and registrations and applications for any of the foregoing (including intent-to-use applications), all rights therein and all reissues, extensions and renewals of any of the foregoing, together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”); (iii) copyrightable works and works of authorship, copyrights, moral rights, and registrations and applications for any of the foregoing (“Copyrights”); (iv) trade secrets and all other proprietary or confidential information, including customer lists, marketing and other business strategies, plans and projections, financial, business, scientific, technical, economic or engineering information, ideas, know-how, algorithms, formulae, designs, methods, techniques, processes, procedures, models, and data (“Trade Secrets”); (v) computer software, including object and source code, databases or other electronic compilations of data, and documentation; and (vi) rights and remedies against past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IP Group” means Greg Bollis, Lori Tylinski, Mary Miller, Hiroshi Kibuse, Masafumi (Pon) Honda, Jeff Zivan, Gaetano Redealli, Steve Dalton and Holger Theyssen.

“IPA” means the IP Agreement(s) to be executed between SA, DI, DIPI and the Purchaser, the agreed form of which is set forth on Schedule 1.1-(2).

“IP Registration Procedures” has the meaning assigned in section 8.1(a).

“IP Transfer” has the meaning assigned in section 2.1.

“IT System” means all computer hardware (including network and telecommunications equipment), databases and software (including associated user manuals, object code and source code) owned, used, leased or licensed by or to the Business and used by the Business.

“Japanese Products” means all SKUs (i) currently sold or sample-marketed in the Territory only and (ii) (a) not currently sold or sample-marketed, but (b) had been sold some time during the period between January 1, 2011 and the date of this Agreement, in the Territory only, including Teepol products, as set forth in the Master SKUs List.

“Knowledge” means, with respect to any Person, (i) the actual knowledge of such Person (limited to a natural person) or any Officer or employee of such Person (limited to a Person other than a natural person) and (ii) the knowledge that such Person (limited to a natural person) or any Officer or employee of such Person (limited to a Person other than a natural person) should have had after reasonable investigation.

“Laws” means all laws, statutes, rules, regulations, ordinances, judgments, injunctions, or similar orders of any Governmental Authority.

“Letter Agreement” means the letter agreement to be executed by CJP DC Holdings, L.P. and CJP DC Holdings GP, Ltd., the agreed form of which is set forth on Schedule 8.5.

“Licenses” means licenses, permits, certificates of authority, authorizations, approvals, registrations or similar consents granted or issued by any Governmental Authority, or notifications, registrations made to any Governmental Authority, or other acts or procedures similar thereto required by relevant Laws.

“Loans” has the meaning assigned in section 6.2(a)(iv).

“Long-term Incentive Plan Liability” means the Japanese yen figure specified in the “AMOUNT:” field below the “Currency I Want:” field when typing the product of X multiplied by Y in the “AMOUNT:” field below the “Currency I Have:” field on the website http://www.oanda.com/currency/converter/ and setting the “Currency I Have:” field to US Dollar, the “Currency I Want:” field to Japanese Yen, the “INTERBANK +/-:” field to 0% and the “DATE” field to the day before the Closing Date, where:

X = 36,440 (being the aggregate entitlement to SA stock appreciation rights of Masafumi (Pon) Honda, Hiroshi Kanai, Toshiro Misumi, Yoshiichiro Ooka, Yoichi Shiraishi and Tsuyoshi Umeda); and

Y = the closing trading price (in US dollars) of SEE (Common Stock) on the New York Stock Exchange on the trading day immediately before the Closing Date.

“Losses” means any damages, claims, fines, fees, penalties, deficiencies, losses, liabilities, diminution of value or expenses (including interest, court costs, reasonable Advisors fees or other expenses for litigation or any other Claims, defaults, or assessments) that have a reasonable causal relationship (soto inga kankei) with the relevant cause.

“Master SKUs List” means the agreed form list of Products as provided by the Sealed Air Parties, an electronic copy of which has been recorded on suitable memory devices and exchanged by the Parties on the date hereof.

“Material Adverse Effect” means (i) any event having a material adverse effect on the assets, management or financial condition of the Company, provided that such event (x) shall be limited to those having a disproportionately adverse effect for the Company and (y) shall not include adverse changes to general economic circumstances or to the overall industries in which the Company is active (further provided, however, that both these restrictions prescribed in this proviso shall not be applicable when acts of God (including earthquakes), war or terrorism occurs), or (ii) any event having a material adverse effect on the financial market affecting Japanese financial institutions.

“Material Contracts” has the meaning assigned in section 4.15.

“Merger” means absorption-type merger between Company, as an absorbed company, and the Purchaser, as a surviving company, which the Purchaser plans to consummate after the Closing, the details of which will be determined separately by the Purchaser at its discretion.

“Merger Agreement” has the meaning assigned in section 6.1(a).

“Officer” means any director, executor (shokumu shikkosha), executive officer, company auditor or any other officer of a Person.

“Ordinary Course of Business” means, with respect to a Person, the usual, regular, and ordinary course of business consistent with past customs and practices of such Person.

“Organizational Documents” of a legal Person means the certificate or articles of incorporation (teikan) or other comparable corporate charter documents, together with any amendments thereto.

“Parent Licensed IP” means the IP that is licensed to the Company pursuant to the IPA.

“Parties” has the meaning assigned in the preamble.

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Poisonous and Deleterious Substances Control Act” means the Poisonous and Deleterious Substances Control Act (Act No. 303 of December 28, 1950, as amended) of Japan.

“Pre-closing Transactions” has the meaning assigned in section 6.2.

“Pre-signing Transactions” has the meaning assigned in section 4.27.

“Products” means the Global Products and the Japanese Products.

“Purchase Price” has the meaning assigned in section 2.2.

“Purchaser” has the meaning assigned in the preamble.

“Purchaser Fundamental Warranties” means the Warranties set out in sections 5.1, 5.2, 5.3 and 5.4.

“Purchaser Indemnified Parties” means (i) the Purchaser, its Affiliates and Carlyle Japan, LLC, and the Officers and employees thereof, and (ii) only if the Closing occurs, the Company and its Affiliates, and the Officers and employees thereof.

“Purchaser Warranties” means the warranties and representations of the Purchaser as set out in section 5.

“Reference Date” has the meaning assigned in section 4.10.

“Release” means any release, disposal, discharge, injection, spill, leak, leach, pumping, dumping, emission, escape, emptying, seeping, dispersal, migration, transport, placing and the like (including moving) of any materials through, into or upon land, soil, surface water, ground water or air, or any other entering of any materials into the environment.

“Relevant IP” means, collectively, the Company IP, Company Direct Licensed IP, Company Used IP and Parent Licensed IP.

“Relevant Resolution” means the resolution by the executor (shokumu shikkosha) of the Company appointed by the Purchaser (the “Executor”) resolving that the Company shall enter into the Transaction Fee Agreement in the form attached as Schedule 8.4.

“Royalties Letter” means the letter to be executed by SA in favor of the Purchaser, the agreed form of which is set forth on Schedule 6.2(t).

“SA” has the meaning assigned in the preamble.

“SABV” has the meaning assigned in the preamble.

“SAJ” has the meaning assigned in the preamble.

“SAJH” has the meaning assigned in the preamble.

“SAJ Shares” has the meaning assigned in the preamble.

“SAJ Transfer” has the meaning assigned in section 6.2(a)(ii).

“Sealed Air Parties” has the meaning assigned in the preamble.

“Security Interests” has the meaning assigned in section 6.2.

“Seller Group” means, collectively, SA, DI, DIPI, SABV, SAJ, SAJH and Diversey Europe Operations B.V.

“Seller Group Contracts” has the meaning assigned in section 4.15(d).

“Seller Indemnified Parties” means (i) the Seller Group and its Affiliates, and the Officers thereof, and (ii) only if the Closing does not occur, the Company and its Affiliates, and the Officers thereof.

“Shares” has the meaning assigned in the preamble.

“SMBC” has the meaning assigned in section 6.2(e)(xvii).

“SMBC Commitment Letter” means the financing commitment letter (including the exhibits thereof) from SMBC referencing “Project Sail” dated August 27, 2012.

“Special Bonus Liabilities” has the meaning assigned in section 4.16.

“Specified Company Officers” means Mr. Yoshiichiro Ooka and Mr. Takashi Manabe.

“Subsidiary” means a subsidiary company as defined in Article 8, paragraph 3 of the Ordinance on Terminology, Forms, and Preparation Methods of Accounts (Ordinance of the Ministry of Finance No. 59 of 1963, as amended) of Japan.

“Supply Agreement” means the Supply Agreement to be executed between DI and the Company, the agreed form of which is set forth on Schedule 1.1-(3) (other than Schedule 1 which is in a form substantially agreed by the Parties and subject to final confirmation by the Parties prior to execution (primarily in respect of certain Product Lead Times and the inclusion of certain dispenser Products)).

“TASKI Distribution Agreement” means the Distribution Agreement to be executed between Diversey Europe Operations B.V. and the Company, the agreed form of which is set forth on Schedule 1.1-(4) (other than the product prices to be set out in Schedule 1 of that agreement, which shall be the product prices calculated in accordance with the formula agreed by the Parties prior to entering into this Agreement).

“Tax” means all income, consumption, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, duties, levies, fees or charges (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Returns” means all returns and reports (including elections, declarations, statements, disclosures, schedules, estimates and information returns and other similar documents) required by Laws to be supplied to a Tax Authority and relating to Taxes.

“Territory” has the meaning assigned in the IPA.

“Transaction” has the meaning assigned in section 2.1.

“Transaction Fee Agreement” means the Transaction Fee Agreement to be executed between the Sealed Air Parties and the Company, the agreed form of which is set forth in Schedule 8.4.

“Transferred IP” means all IP owned by DI, DIPI or any of their Affiliates (other than the Company) (i) relating to Japanese Products, (ii) otherwise used solely by or on behalf of the Business or (iii) created by or on behalf of the Company and not used by DI as of the date of this Agreement , including the IP set forth on Schedule 2.1.

“Trial Balance” has the meaning assigned in section 4.10.

“TSA” means the Transitional Services Agreement to be executed between SA, the Purchaser and the Company, the agreed form of which is set forth on Schedule 1.1-(5).

“Unfunded Pension Plan Liability” means the unfunded portion of the defined benefit pension scheme operated by the Company for the benefit of the Company’s employees as of August 31, 2012, as agreed between the Parties, in the amount of 3,658,986,000 yen.

“Warranties” means the warranties and representations of the Sealed Air Parties as set out in section 4.

“yen” means the lawful currency of Japan.

1.2	Interpretation

References in this Agreement to articles, sections, subsections, clauses, subclauses, paragraphs, schedules, and exhibits are references to those contained in this Agreement unless otherwise specifically indicated. Section headings are for ease of reference only and shall not be taken into account in construing this Agreement. Uses of “hereof” and “herein” shall refer to this entire Agreement. Use of “including” means, unless express words of limitation accompany any such use, “including but not limited to” or “including without limitation”. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa. Unless otherwise specifically indicated, all the dates and times used in this Agreement refers to Japan time.

2.	PURCHASE AND SALE; CLOSING

2.1	Purchase and Sale

On the Closing Date, on the terms and subject to the conditions set forth in this Agreement, (i) SABV shall (and SA shall cause SABV to) sell and transfer to the Purchaser, and the Purchaser shall purchase from SABV the entire Equity Interests free and clear of all Encumbrances, and (ii) SA shall cause DI and DIPI to sell and transfer to the Purchaser, and the Purchaser shall purchase from DI and DIPI (the “IP Transfer”), the Transferred IP free and clear of all Encumbrances ((i) and (ii) collectively, the “Transaction”).

2.2	Purchase Price

(a)	The aggregate purchase price (the “Purchase Price”) for (i) the entire Equity Interests, and (ii) the Transferred IP shall be calculated as follows:

(W – X – Y – Z) + A

Where:

W = 30,000,000,000 yen

X = 3,658,986,000 yen (an amount equal to the Unfunded Pension Plan Liability)

Y = 306,214,455 yen (an amount equal to the aggregate amount of the Deducted Awards)

Z = an amount equal to the Long-term Incentive Plan Liability

A = an amount equal to the Actual Cash.

(b)	(Of the above, “(W – X – Y – Z)” is referred to in section 2.4(b) below as the “Fixed Element”, and “A” is referred to in section 2.4(c) below as the “Cash Element”.)

(c)	The Purchase Price shall be payable in the manner provided in section 2.4.

(d)	The Sealed Air Parties and the Purchaser agree that, of the Purchase Price, an amount of 100 million yen is allocated as a prepayment of royalties in respect of IP licensed by DIPI pursuant to the IPA.

2.3	Closing

The closing of the Transaction (the “Closing”) shall take place at the offices of the attorneys for the Sealed Air Parties in Japan, or at such other place(s) as the Sealed Air Parties and the Purchaser may agree, at 3:00 P.M., on November 15, 2012 (or if all conditions precedent stipulated in sections 7.1, 7.2 and 7.3 have not been satisfied or waived pursuant to the relevant provision by such date, then 5 business days after the last condition precedent has been satisfied or waived), or such other date as the Sealed Air Parties and the Purchaser may agree (the “Closing Date”).

2.4	Closing Obligations

At the Closing:

(a)	Provided that all of the conditions stipulated in section 7.2 have been fulfilled or waived, in exchange for the Purchaser’s performance of its Closing obligations as provided in the following section 2.4(b):

(i)	SABV shall (and SA shall cause SABV to) deliver to the Purchaser the written consent of SABV in the form set forth in Schedule 2.4-(a)-(1) authorizing (x) the transfer of the Equity Interests from SABV to the Purchaser in connection with the Transaction and (y) any changes in the articles of incorporation of the Company necessary to reflect such transfer of the Equity Interest; and

(ii)	SA shall cause DI and DIPI and any of their Affiliates (other than the Company), as applicable, to deliver to the Purchaser any and all documents that are necessary for it (as a transferor of IP) to provide to the Purchaser for the registration, or any other procedures required, to effect the IP Transfer under the applicable Laws.

(b)	Provided that all of the conditions stipulated in section 7.3 have been fulfilled or waived, in exchange for the performance by the Sealed Air Parties of their Closing obligations as provided in section 2.4(a) above, the Purchaser shall pay the Fixed Element of the Purchase Price to SABV by remittance to the bank account of SAJ, as agent for SABV (which is in turn agent for DIPI in respect of part of the Purchase Price, as stated in the preamble), opened in Japan with a Japanese bank and to be separately designated by the Sealed Air Parties. The Purchaser shall bear the expenses required for the remittance.

(c)	Regarding the Cash Element of the Purchase Price, within 5 business days after the confirmation of the Actual Cash in accordance with section 8.3(a), the Purchaser shall pay the amount of such Actual Cash to SABV by remittance to the bank account designated by the Sealed Air Parties pursuant to section 2.4(b) above. Notwithstanding anything elsewhere in this Agreement or any Ancillary Agreement, the Purchaser shall not be entitled to exercise any rights of set off or counterclaim regarding the payment obligations pursuant to this section. The Purchaser shall bear the expenses required for the remittance.

2.5	Insurances

The Sealed Air Parties and the Seller Group shall be entitled to cancel all insurances of the Company which also cover companies within the Seller Group, with effect from the Closing.

3.	BASIS OF WARRANTIES GIVEN BY THE SEALED AIR PARTIES

3.1	Disclosure

(a)

The Warranties (excluding the Fundamental Warranties) are given by the Sealed Air Parties subject to (i) the matters particularly disclosed in Schedule 3.1-(1) and (ii) the information recorded in DVD-ROM(s), exact copies of which shall be exchanged between SA and the Purchaser as soon as reasonably practicable after the date hereof and in any event before Closing based on a separate agreement among the Parties and possessed by SA and the Purchaser thereafter, which contain (a) all the documents provided in the Data Room as of October 11, 2012 other than Phase I Environmental Site Assessment prepared by Environmental Resources Management dated July 8,

2009, and documents relating to the New Corporate Pension Insurance offered by Sumitomo Life Insurance Company (including Agreement on Amendment to New Corporate Pension Insurance Agreement Policy between the Company and Sumitomo Life Insurance Company dated January 1, 2004, documents relating to the New Corporate Pension Insurance Agreement prepared by Sumitomo Life Insurance Company and a copy of e-mail correspondence between Sumitomo Life Insurance Company and Towers Watson on September 3, 2012 and September 4, 2012), and (b) the final versions of the questionnaire sheets exchanged between SA and the Purchaser during the course of the due diligence investigation conducted by the Purchaser in relation to the Transaction (as of September 10, 2012, or, for human resources and compensation matters only, October 11, 2012) ((a) and (b) collectively, “Due Diligence Information”). The Purchaser shall accordingly have no claim in respect of any of the Warranties (excluding the Fundamental Warranties) to the extent that they are subject to (i) any such matters so disclosed in Schedule 3.1-(1) or (ii) the matters which can reasonably be determined based on the Due Diligence Information as a breach of the Warranties but only to the extent of the Losses or other impacts thereof that can reasonably be inferred based on such Due Diligence Information. In addition, the Purchaser shall have no claim in respect of any of the Warranties to the extent that Carlyle Japan, LLC or the Purchaser is, upon entering into this Agreement, actually aware of the fact that the Sealed Air Parties are in breach of such Warranties as of the date hereof (except for the litigation between DI and Virox Technologies Inc., regarding which the Purchaser shall be able to claim in respect of relevant Warranties to the extent any outcome thereof or any matters in relation thereto constitute a breach of any of the Warranties), which the Purchaser was made aware through the course of the interviews listed in Schedule 3.1-(2), or through any other means.

3.2	Scope of Warranties

(a)	The Purchaser acknowledges and agrees that the Sealed Air Parties do not give any representation or warranty in respect of IP except for the Warranties in section 4.13 and each of the other Warranties shall be deemed not to be given in respect of IP.

(b)	Any matter which would be or give rise to a breach of any of the Non-Financial Statements Warranties but for an express exclusion from, or qualification or limitation to, the terms of such Non-Financial Statements Warranty (whether such exclusion, qualification or limitation is in respect of the awareness of the Sealed Air Parties, materiality, or any other matter) shall be deemed not to be, or give rise to, a breach of any of the Financial Statements Warranties. For this purpose, the “Financial Statements Warranties” are the Warranties set out in section 4.10 and the “Non-Financial Statements Warranties” are all the Warranties other than the Financial Statements Warranties.

3.3	Acknowledgement by Purchaser

The Purchaser agrees and acknowledges that (in the absence of fraud) it has no rights against and shall not make any claim against any member of the Seller Group (other than the Sealed Air Parties) or any present or former employee, Officer or agent of any member of the Seller Group in connection with this Agreement or its subject matter.

4.	WARRANTIES OF THE SEALED AIR PARTIES

The Sealed Air Parties hereby represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date (except where another date is specifically referenced below), as set out in this section 4.

4.1	Organization

(a)	SA is a corporation duly incorporated and validly existing under the Laws of the state of Delaware of the United States. SA has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)	SABV is a corporation duly incorporated and validly existing under the Laws of the Netherlands. SABV has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including the Pre-signing Transactions, the Pre-closing Transactions and the Transaction.

(c)	DI is a corporation duly incorporated and validly existing under the Laws of the state of Delaware of the United States. DI has full power and authority to consummate the transactions contemplated hereby, including the Pre-signing Transactions, the Pre-closing Transactions and the Transaction.

(d)	DIPI is a corporation duly incorporated and validly existing under the Laws of the Netherlands. DIPI has full power and authority to consummate the transactions contemplated hereby, including the Pre-signing Transactions, the Pre-closing Transactions and the Transaction.

(e)	The Company is a limited liability company (godo kaisha) duly incorporated and validly existing under the Laws of Japan. The Company has all requisite power and authority to carry on and conduct the Business, and to own or lease and to operate its properties as and in the places where such Business is conducted and such properties are owned or leased.

(f)	SAJ is a corporation duly incorporated and validly existing under the Laws of Japan. SAJ has full power and authority to consummate the transactions contemplated hereby, including the Pre-signing Transactions and the Pre-closing Transactions.

(g)

Schedule 4.1(g)-1 contains complete and correct copies of the articles of incorporation of the Company, as amended and in effect as at the date hereof. The articles of incorporation as set forth in Schedule 4.1(g)-1 are in full force and effect as at the date hereof and the Company is not in violation of any of the provisions thereof. Schedule 4.1(g)-2 contains complete and correct copies of the articles of incorporation of the Company, as amended and in effect as at the Closing Date (other than in respect of the amount of the capital of the Company which will be finalized prior to the Closing Date). The articles of incorporation as set forth in Schedule 4.1(g)-2 are in full force and effect as at the Closing Date and the Company is not in violation of any of the provisions thereof. All the minutes of the Company’s shareholders’ meetings for the period from July 2009 to the date hereof have been made available to the Purchaser and such minutes correctly reflect all resolutions made by the Company’s shareholders’ meetings that were held during such period. All the written decisions of the Company’s directors or the Company’s owners who execute business (gyoumushikko-shain) for the period from July 2009 to the date hereof have been made available to the Purchaser. All of the Company’s decisions relating to the Business during the period from July 2009 to the date hereof have been made in accordance with all Laws, its articles of incorporation or other internal regulations and Decisions of Governmental Authority. To the extent that the Laws or the Organizational Documents require a decision to be made by the shareholders’ meeting, the directors or the owners who executes business (gyoumushikko-shain), all decisions that materially affect (i) the Business during the period from July 2009 to the date hereof; and (ii) the transactions contemplated by this Agreement have been made with written minutes or decisions.

4.2	Enforceability

The execution and delivery by the Sealed Air Parties of this Agreement, and the performance by the Sealed Air Parties of their obligations hereunder, have been duly and validly authorized and all corporate actions required to have been taken by the Seller Group or the Company in connection with the execution and delivery by the Sealed Air Parties of this Agreement have been duly and validly conducted by the time required. When duly and validly executed and delivered by the Sealed Air Parties and the Purchaser, this Agreement constitutes a legal, valid, and binding obligation of each of the Sealed Air Parties fully enforceable against each Sealed Air Party in accordance with its terms, except where enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally.

4.3	No Conflicts

Neither the execution and delivery by the Sealed Air Parties of this Agreement nor the performance or the consummation of the transactions contemplated hereby, including the Pre-signing Transactions, the Pre-closing Transactions and the Transaction, will do any of the following: (a) conflict with or result in a violation or breach of any Organizational Documents or other internal regulations of any of the Seller Group or the Company; or (b) conflict with or result in a violation or breach of any Law or Decisions of Governmental Authority applicable to any of the Seller Group or the Company.

4.4	No Licenses Required

Neither the Seller Group nor the Company is required to obtain any Licenses in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except for the reporting duties in connection with the Entity Conversion as set out in Schedule 4.4.

4.5	Capital Stock

(a)

The paid-in-capital (shihonkin) of the Company consists of 612,500,000 yen, all of which is duly authorized, fully paid and not assessable, and the entire value of investments made by SABV in the Company as written in the articles of incorporation of the Company shall be 612,500,000 yen. SABV owns all of the Equity Interests, beneficially and of record, free and clear of all Encumbrances (other than the Security Interests, which exist only on the date hereof and not as of the Closing Date), subject only to the requirement under the Companies Act and articles of incorporation of the Company that the majority of the equity interests of its owners who execute business (gyoumushikko-shain) consent to the transfer of any Equity Interest and the changes in the articles of incorporation of the Company to reflect the transfer, which consent will be obtained by the Closing in accordance with section 6.2(f).

(b)	There are no Company Shares or any Equity Rights of the Company other than the Equity Interests, all of which are held by SABV and transferred to the Purchaser in accordance with this Agreement. There are no Contracts, resolutions or decisions, of the Company pertaining to the issuance or grant of Company Shares or Equity Rights, and there are no rights or Contracts which gives any Person the right to demand that the Company cancel all or any part of its Company Shares or Equity Rights. None of SA, DI, or SABV are subject to any Claims from any Person disputing the ownership of the Company Shares or Equity Rights of the Company, and, to the Knowledge of the Seller Group, there are no threats thereof. None of SA, DI, or SABV have entered into any Contracts with any Person in connection with the assignment, transfer, purchase or acquisition of the Company Shares or Equity Rights of the Company or the exercise of the rights thereof (including voting rights) as a shareholder or equity holder thereof other than the security agreements concerning the Security Interests. At the Closing, the Purchaser will acquire good, valid and marketable title to the Equity Interests, free and clear of all Encumbrances and all rights, title and interest of SABV (or of any other Person, including SA and DI, other than the Purchaser) to the Equity Interests or to any other Company Shares or Equity Rights with respect to the Company will be relinquished.

4.6	Financial Status

No Insolvency Procedures have been commenced, and there are no petitions for the commencement thereof, or, to the Knowledge of the Seller Group, threats thereof, with respect to the Seller Group and the Company. Neither the Seller Group nor the Company is under any condition of insolvency, inability to pay debts, or suspension of payment, and, to the Knowledge of the Seller Group, there are no threats that the Seller Group or the Company will be in such position as a result of the execution or performance of this Agreement by the Sealed Air Parties or any other event.

4.7	Subsidiaries

There are no Subsidiaries of the Company (other than SAJ, as of the date hereof). There are no issued Company Shares or Equity Rights of SAJ other than 9,840 shares of common stock, all of which are held by the Company as of the date hereof and all of which are held by SAJH as of the Closing Date.

4.8	Other Major Shareholdings

No company other than Teepol Service Co., Ltd. and Clean Tech Co., Ltd. is an Affiliated Company of the Company. The Company owns the shares of Clean Tech Co., Ltd and Teepol Service Co., Ltd. as set forth in Schedule 4.8, beneficially and of record, free and clear of all Encumbrances, subject only to (i) the requirement under the articles of incorporation of each such company that its board of directors approve the transfer of any of its shares and (ii) for shares in Teepol Service Co., Ltd., the requirements set out in the Joint Venture Agreement, dated February 1, 2006, among Kabushiki-kaisha Moroboshi Group Holdings, Johnson Diversey Kabushiki-kaisha, Johnson Professional Kabushiki-kaisha and Teepol Diversey Kabushiki-kaisha. The Company is not subject to any Claims from any Person disputing the ownership of the Company Shares or Equity Rights of any such companies, and, to the Knowledge of the Seller Group, there are no threats thereof. The Company has not entered into any Contracts with any Person in connection with the assignment, transfer, purchase or acquisition of the Company Shares or Equity Rights of Clean Tech Co., Ltd or Teepol Service Co., Ltd., or the exercise of the rights thereof (including voting rights) as a shareholder thereof except for shares in Teepol Service Co., Ltd., as set out in the Joint Venture Agreement, dated February 1, 2006, among Kabushiki-kaisha Moroboshi Group Holdings, Johnson Diversey Kabushiki-kaisha, Johnson Professional Kabushiki-kaisha and Teepol Diversey Kabushiki-kaisha.

4.9	Claims

Except as provided under Schedule 4.9 (“Excluded Claims”), there are no material Claims, or disputes that may result in Claims, pending or threatened, against the Company or any of its properties or Assets (except for those minor) and, to the Knowledge of the Seller Group, there are no events that may result in such Claims. There are no Claims, or disputes that may result in Claims, pending or threatened, against or affecting the Seller Group or the Company before any Governmental Authority that challenges or seeks to prevent, enjoin, alter or delay, in any manner, the transactions contemplated by this Agreement and, to the Knowledge of the Seller Group, there are no events that may result in such Claims. The Company is not subject to nor to the Knowledge of the Seller Group, under threat to become subject to any material Claims for compensation for damage (including product liability) from customers, business partners or any other third parties due to a defect in its products or services or with respect to the products or services sold or supplied by the Company in connection with the Business.

4.10	Financial Statements and Subsequent Events

The Company has delivered or made available to the Purchaser a true and complete copy of the following (collectively, the “Financial Statements, Etc.”): the balance sheet and profit and loss statements (the “Financial Statements”) of the Company for each of the fiscal years ended on December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011, and the monthly trial balance of the Company for each month from January 2012 to July 2012 (the “Trial Balance”). The Financial Statements were prepared in accordance with generally accepted accounting principles applicable in Japan. The Trial Balances were prepared in accordance with generally accepted accounting principles applicable in the United States. The Financial Statements, Etc. are complete and correct in all material respects in their presentation of the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby. There are no material false statements or omissions in the statements that must be stated and no statements of facts are necessary to be made in order for the avoidance of misunderstandings in any of the Financial Statements, Etc. Since May 31, 2012 (the

“Reference Date”) and other than as expressly permitted as part of the transactions contemplated by this Agreement, (a) the Business has been conducted only in the Ordinary Course of Business (for the avoidance of doubt, Ordinary Course of Business used in this section 4.10 shall not include (i) changing the level of working capital (including extension of payment terms of accounts payable and reduction of level of inventory) inconsistent with past customs or practices, and (ii) actions listed in sections 6.2(e)(ii) to 6.2(e)(v), 6.2(e)(xxiii) and 6.2(e)(xxv) to 6.2(e)(xxxii) (both inclusive)) and (b) there have been no events having a Material Adverse Effect.

4.11	Real Property

The Company has good and marketable title to each parcel of real property owned by it of record, free and clear of all Encumbrances (other than the Security Interests, which exist only on the date hereof and not as of the Closing Date) and material defects. All such real property is in good standing. With respect to all leased real property of the Company, the Company has not received any Claims or notices alleging that it is in default or breach of or is otherwise delinquent in its performance under any such lease, and each of the other parties thereto has performed in all material respects all obligations required to be performed by it, and is not in default in all material respects, under any such lease and no event has occurred that, with notice or lapse of time or both, would constitute such a default.

4.12	Assets

The Company owns, or otherwise has sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible) that are material to the Business, (excluding the IT Systems, which are the subject of section 4.14) (the “Assets”). The Company has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all Assets, including all such Assets reflected in the Financial Statements, Etc. or acquired since the date thereof (except as may be disposed in the Ordinary Course of Business after the date hereof and in accordance with this Agreement), in each case free and clear of all Encumbrances (other than the Security Interests, which exist only on the date hereof and not as of the Closing Date) and defects. The Company has maintained all such Assets in good repair, working order and operating condition in all material respects without any material defect or functional disorder subject only to ordinary wear and tear, and all such Assets are adequate and suitable in all material respects for the purposes for which they are presently being used.

4.13	Intellectual Property

(a)	Schedules 4.13(a)-(1) and 4.13(a)-(2) set forth lists of the following types of IP that are included in the Company IP (set forth in Schedule 4.13(a)-(1)) and Parent Licensed IP (set forth in Schedule 4.13(a)-(2)): (i) all Trademark registrations and applications and all material unregistered Trademarks, (ii) all Patent registrations and applications, (iii) all Copyright registrations and applications and, (iv) all Internet domain names (in the case of Company IP, indicating for each whether it is Company Owned IP or Transferred IP). The formulas and formulations (by reference to AGILE number) relating to each Product are listed in the Master SKUs List by reference to the relevant Product. All of the foregoing registrations are subsisting and in full force and effect, and, to the Knowledge of the IP Group after reasonable inquiry, valid and enforceable, and all applications for registration of the foregoing are in good standing.

(b)	Schedule 4.13(b) sets forth a list of all (i) Company Direct Licensed IP, (ii) Company Used IP.

(c)	Subject, for each piece of Relevant IP, to the ownership interest of the joint owners set forth on Schedule 4.13(c) with respect to such piece of Relevant IP, the Company either owns all right, title and interest in and to, or has (and will have immediately following Closing) a valid and enforceable right to use, all Relevant IP, (i) free and clear of all Encumbrances other than those in connection with the Security Interests (which will be released in respect of the Company Owned IP and the Transferred IP before Closing) (ii) and not subject to termination or cancellation due to the consummation of the Pre-signing Transactions, Pre-closing Transactions or the Transaction.

(d)	Subject, for each piece of Relevant IP, to the ownership interest of the joint owners set forth on Schedule 4.13(c) with respect to such piece of Relevant IP, the Company exclusively owns all right, title and interest in and to the Company Owned IP, free and clear of all Encumbrances. At the Closing, the Purchaser will, subject, for each piece of Relevant IP, to the ownership interest of the joint owners set forth on Schedule 4.13(c) with respect to such piece of Relevant IP, acquire sole and exclusive ownership of the Transferred IP, free and clear of all Encumbrances, and all rights, title and interest of DI and DIPI (and of any other Person, including SABV, other than the Purchaser) to the Transferred IP will be relinquished. For the avoidance of doubt, the foregoing sentence shall not affect (and shall be subject to) any licenses granted back to DI pursuant to the IPA. No material IP that would otherwise constitute Company IP, Parent Licensed IP or Company Used IP has (at Sealed Air Parties’, DI’s or DIPI’s direction) been assigned, transferred, abandoned or otherwise disposed of in the twelve (12) months prior to the date hereof, other than non-exclusive licenses to third-party IP disposed of in the Ordinary Course of Business.

(e)	To the Knowledge of the IP Group, the Relevant IP comprises all of the IP necessary to operate and conduct the Business. Neither DI, DIPI or any of their Affiliates (other than the Company) have granted to a third party any license or other right, title or interest in or to (i) the Company IP except for non-exclusive licenses to suppliers, contractors and distributors solely for the purposes of the Business, or (ii) the Parent Licensed IP that would conflict with or otherwise limit or impair the rights in Parent Licensed IP granted under the IPA.

(f)	To the Knowledge of the IP Group, the operation of the Business as conducted at the date hereof and as conducted during the past 5 years has not infringed, misappropriated or otherwise violated, any IP right of any Person. Except as set forth on Schedule 4.13(f), in the past 5 years, there have been no pending or threatened Claims (excluding, for the avoidance of doubt, any objections or rejections made by the Japan Patent Office during the prosecution of any patent or trademark application), notices or cease and desist letters received by the Company or by DI, DIPI or any of their Affiliates that relate to the Company (i) asserting or alleging that the Company or its operation of the Business infringes, misappropriates or otherwise violates any IP right of any Person or (ii) challenging the ownership, use, validity, enforceability or registrability, if applicable, of any Company IP or Parent Licensed IP.

(g)	During the past 5 years, (i) to the Knowledge of the IP Group, no Person has infringed, misappropriated or otherwise violated any of the Company IP or Parent Licensed IP, and (ii) there are and have been no written or, to the Knowledge of the IP Group oral claims pending or threatened by DI, DIPI or their Affiliates against any Person (A) alleging any such infringement, or (B) challenging the ownership, use, validity, enforceability or registrability of any IP of any third Person based on the Company IP or Parent Licensed IP.

(h)	None of DI, DIPI or their Affiliates, nor any Company IP or Parent Licensed IP, is subject to any outstanding judgments, governmental orders, consents, forbearances to sue, settlement agreements or other arrangements in connection with the resolution of any claims, disputes or other assertions that restrict the right to use or prohibit the use in the Business of any Company IP or Parent Licensed IP.

(i)	DI, DIPI and their Affiliates (including the Company) have taken commercially reasonable measures to protect the confidentiality of Trade Secrets relating to the Business and, to the Knowledge of the IP Group, (i) no Trade Secrets relating to the Business have been disclosed to a third Person except pursuant to a valid and enforceable agreement that includes appropriate confidentiality restrictions in the Ordinary Course of Business, and (ii) there has been no loss of material Trade Secrets relating to the Business through inadvertent acts or omissions or by misappropriation.

(j)	With respect to the Company IP and Parent Licensed IP invented by employees of the Company: (i) the Company has paid an appropriate amount of consideration therefor to such employees in accordance with applicable Laws and (ii) there are no pending or threatened Claims in connection with the compensation paid to the inventors of such Company IP and Parent Licensed IP.

(k)	Except as set forth on Schedule 4.13(k) and pursuant to the IPA, no royalties or similar payments are obligated to be paid to third parties in connection with the sale of Japanese Products or Global Products in connection with the Business.

(l)	To the Knowledge of the IP Group, all material IP in the Japanese Products is included in the Company IP.

4.14	IT Systems

(a)	The Company is the owner (or licensee under a valid and enforceable license) and is in possession of, or will have rights under the TSA (for the duration of the TSA) to use, the IT Systems, and the Company has obtained all necessary rights from third parties to enable the Company to make exclusive and unrestricted use of the IT Systems for the purposes of the Business. The Company has good, valid and marketable title to, or in the case of licensed property has good and valid license in, all IT Systems (or the right under the TSA to use the IT Systems for the duration of the TSA), in each case free and clear of all Encumbrances.

(b)	All elements of the IT System:

(i)	are functioning properly and materially in accordance with all applicable specifications;

(ii)	to the Knowledge of the IP Group, DI, DIPI and the Company, are not defective in any material respect and contain no software virus or other malware; and

(iii)	have sufficient capacity and performance to meet the current requirements of the Business.

4.15	Contracts

(a)	Neither the execution and delivery by the Sealed Air Parties of this Agreement nor the performance or the consummation of the transactions contemplated hereby, including the Pre-signing Transactions, the Pre-closing Transactions and the Transaction, will conflict with or result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Encumbrance upon the Company or any of the Assets or properties of the Business under any Contract provided in the Data Room (“Material Contracts”) or, to the extent material, any License or industrial standards necessary for or applicable to the operation of the Business. To the Knowledge of the Specified Company Officers, there are no Contracts that are material to the Business other than Material Contracts.

(b)	All Material Contracts relating to the Business to which the Company is a party are in full force and effect, have been duly executed and are validly existing, constitute legal, valid and binding obligations of the Company and are enforceable against the Company and the other parties in accordance with their terms. Except for Excluded Claims, the Company has not received any Claims or notices alleging that it is in default or breach of or is otherwise delinquent in its performance under any Material Contract, and each of the other parties thereto has performed in all material respects all obligations required to be performed by it, and is not in default in any material respect under, any Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default.

(c)	To the Knowledge of the Seller Group and/or the Specified Company Officers, there are no Contracts relating to the Business to which the Company is a party that contain (to the extent materially adverse to, or material to, the Business) (i) provisions that impose a non-competition duty, prohibition to handle competitive products or other material restriction on the Business, or (ii) exclusivity provisions, such as provisions that prohibit transactions with parties aside from the counterparty of such Contracts, or most favored nation provisions. To the Knowledge of the Seller Group, there are no Contracts that are material to the Business and to which any of the Seller Group is a party and the Company is not a party that contain (i) provisions that incurs any Indebtedness of the Company, (ii) provisions that impose a non-competition duty, prohibition to handle competitive products or other material restriction on the Business, or (iii) exclusivity provisions, such as provisions that prohibit transactions with parties aside from the counterparty of such Contact, or most favored nation provisions.

(d)	Schedule 4.15(d)-(1) sets forth all of the written Contracts between any of the Seller Group or their Affiliates (other than the Company) on the one hand and the Company on the other hand. As of the Closing Date, all of the Contracts between any of the Seller Group or their Affiliates (other than the Company) on the one hand and the Company on the other hand (“Seller Group Contracts”) have been terminated and the Company does not have any obligations, Indebtedness or liabilities thereunder.

4.16	Officers and Employees

There are no Contracts affecting the general employment conditions or rules of the Company (“Employment Agreements, Etc.”) other than those entered into in the Ordinary Course of Business of the Company. Except for the Agreement with Kanagawa City Union dated June 23, 1999, the Company is not a party to, and does not have any obligation under, any collective bargaining agreement or other labor union contract or side agreement with any labor union or organization, nor does it have any obligation under any Contract to recognize or deal with any labor union or organization. Except for the employee subject to the Agreement with Kanagawa City Union dated June 23, 1999, to the Knowledge of the Seller Group, no Officer or employee of the Company is a member of a labor union. The Company is in compliance in all material respects with all employment-related obligations imposed by applicable Law, Decisions of Governmental Authority and Employment Agreements, Etc., and there are no material violations thereof (including unpaid wages). For the three (3) years preceding the date hereof, there have been no strikes, labor disputes, demands for payment involving employees, Claims from employees with respect to violations of applicable Law, Decisions of Governmental Authority or Employment Agreements, Etc., or other labor troubles (except for those minor, but including those in connection with the restructuring or layoff conducted by the Company) between the Company and its employees, and, to the Knowledge of the Seller Group, there is no threat of the occurrence thereof. There has been no significant resignation of employees in connection with the Pre-signing Transactions, the Pre-closing Transactions or the Transaction. Without limiting the generality of the foregoing, there are no pending or threatened sexual harassment Claims against the Company or any of its Officers or employees. As of the Closing Date, other than the closing bonuses as set forth in Schedule 4.16 (the “Closing Bonuses”) and the Annual Incentive Plan, Profit Sharing Plan, Long-term Incentive Plan, Sales Incentive Plan and Seasonal Bonus (the “Special Bonus Liabilities”), the Company does not have any obligations, Indebtedness or liabilities (the “Excess Wage Liabilities”) owing to any of its employees or Officers other than those in respect of the ordinary annual remuneration and ordinary annual incentive bonus. The amount of Closing Bonuses provided in Schedule 4.16, and the Long-term Incentive Plan Liability (as of the Closing Date), respectively, is calculated in a fair and appropriate manner, respectively, in accordance with the applicable internal rules of the Seller Group and the agreements with each relevant Officers or employees in relation thereof.

4.17	Taxes

(i) All Tax Returns required to be filed by the Company on or prior to the date hereof or the Closing Date have been duly and timely filed and are true, accurate and complete (except for those minor), and (ii) all Taxes required to be paid by the Company as of the date hereof or the Closing Date have been duly and timely paid. (iii) There are no instructions or complaints from tax authorities which have not been remedied (except for those minor) and, (iv) to the Knowledge of the Seller Group, there are no specific threats that the Company may become subject to any additional taxes or tax penalty. For the avoidance of doubt, the Parties confirm that if any Losses are incurred by virtue of any tax return or report submitted by the Company found to be untrue, inaccurate or incomplete, such Losses shall be regarded as a breach of the representation and warranty made in this section 4.17 for purposes of the indemnification obligations of the Sealed Air Parties under section 10.2.

4.18	Environmental Laws

The Company and the operations of the Business are in compliance with all applicable Laws concerning the protection of human health or the environment or concerning Hazardous Materials (“Environmental Laws”) in all material respects. No Claims by any Person or Governmental Authority is pending or threatened against the Company with respect to Environmental Laws or any environmental matters.

4.19	Other Environmental Matters

The Company is not subject to any Indebtedness, liability or obligation (other than the general obligation to comply with Environmental Laws) relating to (i) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials (whether as the result of an act or omission by the Company or any other Person) or (ii) the presence of Hazardous Materials (whatever the cause of such presence) on, under or in connection with any real property (including the water underlying any such real property) owned or used by the Company, and, to the Knowledge of the Seller Group, there are no threats thereof. The Sealed Air Parties have disclosed and made available to the Purchaser all information, including all studies, analyses and test results conducted in the last 3 years and in the possession, custody or control of or otherwise known to the Sealed Air Parties or the Company relating to (i) the environmental conditions on, under, or about the Assets owned, leased, operated or used presently or in the past by the Company or any predecessor thereto, and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by the Company or any other Person on, under, about or from any of the Assets, or otherwise in connection with the use or operation of any of the Assets of the Company or the Business.

4.20	Undisclosed Liabilities

The Company has no material Indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except for (i) the Loans as of the date hereof, and (ii) Indebtedness, liabilities and obligations that (a) are reflected or reserved against in the Financial Statements, Etc. or (b) have been incurred after the Reference Date in the Ordinary Course of Business. As of August 31, 2012, other than the Unfunded Pension Plan Liability of 3,658,986,000 yen stipulated in section 2.2, the Company has no unfunded pension plan liability in relation to its current or former Officers or employees. The Company has no obligation to make a cash contribution to the former Johnson Wax Professional Director Pension Plan, which covers the former directors of Johnson Wax Professional.

4.21	Insurance

Schedule 4.21 contains a complete and correct list and summary description of all insurance policies maintained (at present or at any time during the past 3 years) by or on behalf of the Company, except for insurance policies not exceeding an annual premium of 500,000 yen per insurance policy and covering (i) cars owned by or leased to the Company or (ii) housing leased to the Company and subleased to employees. The Sealed Air Parties have delivered to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. All insurance policies maintained by or on behalf of the Company are in full force and effect, are of a type customary for a business similar to the Business or for the assets and property covered thereby. The Company has complied in all material respects with the terms and provisions of such policies and has paid all premiums due thereon.

4.22	Compliance with Laws

Except as provided under Schedule 4.22, the Company is not, and has not been, in conflict with or in violation or breach of or in default (except for those minor) under (i) any Laws or Decisions of Governmental Authority applicable to it, any of its Assets or the Business, (ii) the articles of incorporation and any other internal regulations of the Company, or (iii) any Contract, and (B) the Company has not received any Claims or notices alleging any such conflict, violation, breach or default.

4.23	Anticorruption

(a)	No Company Representative has in the past three years violated any Anticorruption Laws, nor has the Company, any Subsidiary of the Company nor any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where the Company, any Subsidiary of the Company or the Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person:

(1)	for the purpose of: (i) influencing any act or decision of a Government Official in their official capacity; (ii) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (iii) securing any improper advantage; (iv) inducing a Government Official to influence or affect any act or decision of any Governmental Entity; or (v) assisting the Company, any Subsidiary of the Company, or any Company Representative in obtaining or retaining business for or with, or directing business to, the Company, a Subsidiary of the Company, or any Company Representative;

(2)	in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. For the avoidance of doubt, any rebates or other incentives offered to business partners of the Company and paid to business partners by the Company when certain thresholds (such as, by way of example, total amounts of products purchased by such business partners in a given period) are achieved do not breach Anticorruption Laws, and all such payments have been properly recorded in the books and records, including the financial statements of the Company.

(b)	Neither the Company nor any Subsidiary of the Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. None of the Company, any Subsidiary of the Company, or any Company Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing.

(c)	No Officer or employee of the Company or any Subsidiary of the Company is a Government Official.

(d)	No Government Official or Governmental Entity presently owns a direct interest in the Company or any Subsidiary of the Company or has any legal or beneficial interest in the Company or any Subsidiary of the Company or to payments made to the Company by the Purchaser hereunder.

(e)	The Company and each Subsidiary of the Company have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles of Japan.

(f)	The Company is not, and has not been, in conflict with or in violation or breach of or in default under (i) the Foreign Corrupt Practices Act, (ii) the UK Bribery Act or (iii) any internal policies or regulations relating thereto, and the Company has not received any Claims or notices alleging any such conflict, violation, breach or default. There are, and has been, no corruption issues relating to the Company, including facilitation payments, and, to the Knowledge of the Seller Group, no threats of the occurrence thereof. The Company does not conduct business in any of the following countries or areas: the Balkans, Belarus, Cote d’Ivoire, Cuba, Democratic Republic of Congo, Iran, Iraq, Lebanon, Liberia, Libya, Myanmar (Burma), North Korea, Somalia, the Republic of the Sudan, the Republic of South Sudan, Syria or Zimbabwe. The Company is not conducting, and has not conducted, business with any individuals on the Specially Designated Nations List, and having conducted reasonably sufficient due diligence, has no reason to believe that it is or could unknowingly be conducting business with any such individuals. The Company does not, and has not supported any boycott not sanctioned by the U.S. government.

4.24	Antisocial Forces

Neither the Company nor any of its Officers or employees fall under any of the Antisocial Forces Related Persons listed in Schedule 4.24-(1) or is conducting any of the Antisocial Activities listed in Schedule 4.24-(2).

4.25	Licenses

Schedule 4.25 contains a complete and correct list of all Licenses necessary to conduct the Business (“Business Licenses”). The Company has duly and validly obtained and maintained all of the Business Licenses, and the Company has operated the Business in accordance with the terms and conditions of the Business Licenses and the Laws governing each Business License in all material respects. There are no events which would result in any change, suspension, invalidity, cancellation, or refusal of renewal of any Business License and, to the Knowledge of the Seller Group, there are no threats of the occurrence of such events (except for the Merger and the reporting duties arising in connection with the Entity Conversion as shown in Schedule 4.4).

4.26	Inventories

All inventories of raw materials, supplies, works in progress and finished goods of the Company have been as of the date hereof, and will have been as of the Closing Date, of sound, usable and merchantable quality in all material respects subject to the Company’s usual, customary and reasonable practices with respect to reasonably expected amounts of obsolete, scrap or damaged raw materials, supplies, works in progress and finished goods.

4.27	Pre-signing and Pre-closing Transactions

(a)	As at the date of this Agreement:

(i)	The Company has consummated the Entity Conversion in accordance with the entity conversion plan as set forth in Schedule 4.27(a)-(1) (the “Entity Conversion Plan”) and the Law (including the procedures required under Articles 775 through 779 of the Companies Act), Decisions of any Governmental Authority, the Company’s Organizational Documents and internal regulations as of October 22, 2012;

(ii)	Mr. Toshiro Misumi has been duly and validly appointed as, and serves as a sole executor (shokumu-shikkousha) of SABV as the owner who executes the business (gyomu-shikkoushain) of the Company; and

(iii)	SA has caused DI to transfer all of the Equity Interests to SABV in accordance with the Law, Decisions of Governmental Authority, the Company’s Organizational Documents and internal regulations (which such transfer was caused after the completion of the Entity Conversion)

(the transactions in this section 4.27(a) being the “Pre-signing Transactions”).

(b)	As at the Closing Date:

(i)	all of the Pre-closing Transactions have been completed duly and validly in accordance with section 6.2(a), including satisfaction of items in section 7.3(c), without causing any Taxes, any unreasonable or unexpected liability, debt, cost or any other Losses to the Company or the Purchaser;

(ii)	the Seller Group has implemented any and all procedures necessary to consummate the Pre-closing Transactions by the time required in accordance with the Law, Decisions of Governmental Authority, the Company’s Organizational Documents and internal regulations, excluding the reporting duties arising in connection with the Entity Conversion as set out in Schedule 4.4. The Business was not negatively affected in a material manner due to the implementation of the Pre-closing Transactions; and

(iii)	Mr. Toshiro Misumi has been duly and validly appointed as, and serves as a sole executor (shokumu-shikkousha) of SABV as the owner who executes the business (gyomu-shikkoushain) of the Company.

4.28	Accuracy of Disclosure

To the Knowledge of the Seller Group, all of the Due Diligence Information, except for future projections, forward-looking statements, statements of personal opinion, forecasts, and estimates, is true and correct in all material respects, and does not contain any untrue or incorrect statement of a material fact, and does not omit any fact necessary, in light of the circumstances in which they were provided, to make the statements contained herein or therein not false or misleading in all material respects.

5.	PURCHASER WARRANTIES

The Purchaser hereby represents and warrants to the Sealed Air Parties, as of the date hereof and as of the Closing Date (except where another date is specifically referenced below), as set out in this section 5.

5.1	Organization

The Purchaser is a corporation validly existing under the Laws of Japan. The Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.2	Enforceability

The execution and delivery by the Purchaser of this Agreement, and the Purchaser’s performance of its obligations hereunder, have been duly and validly authorized, and all corporate actions required to have been taken by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement have been duly and validly conducted by the time required. When duly and validly executed and delivered by the Purchaser and the other Parties, this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except where enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally.

5.3	No Conflicts

Neither the execution and delivery by the Purchaser of this Agreement nor the performance or the consummation of the transactions contemplated hereby will do any of the foregoing: (a) conflict with or result in a violation or breach of the articles of incorporation or other internal regulations of the Purchaser or (b) conflict with or result in a violation or breach of any Law or Decisions of Governmental Authority applicable to the Purchaser.

5.4	No Licenses Required

The Purchaser is not required to obtain any Licenses in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.5	Financial Status

No Insolvency Procedures have been commenced, and there are no petitions for the commencement or threats thereof, with respect to the Purchaser. The Purchaser is not under any condition of insolvency, inability to pay debts, or suspension of payment, and there are no threats that the Purchaser will be in such a position as a result of the execution or performance of this Agreement or any other event.

6.	PRE-CLOSING COVENANTS

6.1	Mutual Covenants and Acknowledgements prior to Closing

(a)	Each of the Parties acknowledges and confirms that, on the date hereof and simultaneously with executing and entering into this Agreement, (i) the Company and the Purchaser duly and validly execute and enter into the merger agreement between the Company and the Purchaser in the form set forth in Schedule 6.1(a) (the “Merger Agreement”) concerning the Merger which is to be conducted on condition that the Closing is consummated, and (ii) the Sealed Air Parties and the Purchaser duly and validly execute and enter into the TSA in the form set forth in Schedule 1.1-(5).

(b)	On or prior to the Closing Date, each Party shall, and shall cause its relevant Affiliates to, execute and enter into IPA, Co-operation Agreement, Supply Agreement and TASKI Distribution Agreement under the terms and conditions set forth in Schedules 1.1-(2), 1.1-(1), 1.1-(3) and 1.1-(4).

(c)	On or prior to the Closing Date, each Party shall take, or cause to be taken, all actions and shall do, or cause to be done, all matters necessary or desirable under applicable Laws, its Organizational Documents or other internal regulations or Decisions of Governmental Authority, to consummate the transactions contemplated by this Agreement as promptly as practicable.

(d)	During the period between the execution of this Agreement and the Closing Date, each Party shall promptly notify the other Party in writing of (i) any pending or, to the knowledge of the such Party, threatened Claims, actions or proceedings by any Governmental Authority or any other Person (A) challenging or seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of such transactions, and (ii) any circumstances or contingencies that may cause or are reasonably likely to cause any of the Warranties (for the Sealed Air Parties only) or Purchaser Warranties (for the Purchaser only) to be untrue or incorrect as if they were given on each day from the date hereof to the Closing.

6.2	Pre-Closing Covenants of the Sealed Air Parties

(a)	On or prior to the Closing Date, the Sealed Air Parties shall duly and validly consummate the transactions listed in items (i) through (v) below and any and all other transactions in relation to the Company contemplated by the Sealed Air Parties as necessary for the preparation of the Transaction (all transactions listed below and all such other transactions, collectively, “Pre-closing Transactions”), including the following:

(i)	from the date hereof until the Closing Date, the Sealed Air Parties shall cause the Company to carry out any and all procedures to (i) establish and validate the internal rules of the Company, which shall separately be agreed between the Sealed Air Parties and the Purchaser prior to the Closing Date, and (ii) manage the corporate governance of the Company in accordance with the agreed internal rules;

(ii)

SA shall cause the Company to transfer all of the SAJ Shares owned by the Company to SAJH at a price of 7,659,877,250 yen (plus or minus 100,000 yen) in accordance with the share purchase agreement as set forth in Schedule 6.2(a)-(2) (the “SAJ Transfer”), and SA shall cause the Seller Group and the Company to carry out any and all procedures required to consummate the SAJ

Transfer in accordance with the Law, Decisions of Governmental Authority, and the Company’s Organizational Documents and internal regulations. If any obligation to pay or withhold any Taxes relating to the dividend to be paid by SAJ to the Company or the SAJ Transfer remains at the Company after the Closing, the Sealed Air Parties shall indemnify the Purchaser for any such Taxes or any Losses incurred by the Purchaser or the Company in relation to such Taxes;

(iii)	the Sealed Air Parties shall cause SAJ to pay a dividend equal to or more than five times the amount of the Closing Bonuses to the Company, and the Sealed Air Parties shall cause the Seller Group and the Company to carry out any and all procedures necessary to consummate such dividend payment in accordance with the Law, Decisions of Governmental Authority, and the Company’s Organizational Documents and internal regulations;

(iv)	SABV shall provide equity to the Company to enable the Company to, (x) repay all the outstanding borrowings of the Company (including the loans set forth in Schedule 6.2(a)(iv)-(1) and any outstanding borrowings under the Existing Overdraft Facilities) (“Loans”), terminate the Existing Overdraft Facilities, terminate any and all guarantees by the Company for any Indebtedness of the Seller Group (the “Guarantees”) and become free of Indebtedness at the Closing, (y) cancel the security interests encumbering the Company’s assets, Transferred IP and the Equity Interest as security for the Loans or any Indebtedness of the Seller Group as set forth in Schedule 6.2(a)(iv)-(2) (the “Security Interests”), and (z) pay all costs associated with the Pre-closing Transaction or the Transaction that need to be paid by the Company prior to the Closing and the Sealed Air Parties shall cause the Seller Group and the Company to carry out any and all procedures required to consummate the items set out in this paragraph in accordance with the Law, Decisions of Governmental Authority, and the Company’s Organizational Documents and internal regulations. In the event the Loans are not repaid, the Guarantees are not terminated, or the Company is not free of Indebtedness at the Closing, the Sealed Air Parties shall indemnify and hold harmless the Purchaser Indemnified Parties for any outstanding amounts of the Loans or the Guarantees, accrued interests thereon and any other Losses which the Purchaser Indemnified Parties may incur as a result of the foregoing;

(v)	the Sealed Air Parties shall cause the Company to make each payment in relation to the Business in respect of which the Company is subject to an obligation to make payment on or before the Closing; and

(vi)	as a cushion for the purposes of enabling the Company to satisfy the payments referred to in section 6.2(a)(v) above, the Sealed Air Parties shall cause the Company to have in the Company Bank Accounts approximately 100 million yen above the amount which the Sealed Air Parties estimate will be the minimum required to satisfy those payments, but shall cause the Company to distribute as dividends all of its other cash.

(b)

The Sealed Air Parties shall bear any and all Taxes or Losses in relation to the Pre-signing Transactions and the Pre-closing Transactions (provided that, for the avoidance of doubt, in this section 6.2(b) “Losses” shall not be interpreted to include any claims in connection with any deterioration in business performance or loss of customers which is alleged to be connected with any of the Pre-signing Transactions or the Pre-closing Transactions; for the avoidance of doubt, this proviso shall not preclude the Purchaser from seeking for indemnification or exercising any rights under any other provisions of this Agreement). If any obligation to pay any Taxes or Losses relating to the Pre-signing Transactions and/or the Pre-closing Transactions remains with the Company or the Purchaser after the Closing, the Sealed Air Parties shall indemnify the Purchaser for all such Taxes or Losses incurred by the Company or the Purchaser (provided that the amount of any tax credit or benefit arising for the Company or the Purchaser in connection with such Taxes or Losses (but limited to only the amount of such tax credit or benefit that the Company or the Purchaser will actually reduce their respective taxes by within the same fiscal year that such Taxes or Losses were incurred) shall be subtracted from any amounts payable by the Sealed Air Parties pursuant to this section 6.2(b)). For the avoidance of doubt, nothing in this section 6.2(b) shall prevent the Purchaser (through the Company) from benefiting from any Tax credit that accrues to the Company as a result of the dividend paid pursuant to 6.2(a)(iii), and the amount of such Tax credit shall not be subtracted from any amounts payable by the Sealed Air Parties pursuant to this section 6.2(b).

(c)	From the date of this Agreement to the Closing Date, following the prior written consent of the Sealed Air Parties (not to be unreasonably withheld when such request will not result in a material burden on, or hindrance to, the day-to-day operation of the Business or the discharge of the management and operational responsibilities of the Officers of the Company) the Sealed Air Parties shall cause the Company to (a) give the Purchaser, its Officers, employees and Advisors reasonable access to the Offices, properties, books and records of the Company, (b) furnish to the Purchaser, its Officers, employees and Advisors such financial and operating data and other information relating to the Company or the Business as such Persons may reasonably request, and (c) instruct its or the Company’s Officers, employees and Advisors to cooperate with the Purchaser, its Officers, employees and Advisors in their confirmatory due diligence investigation of the Company and the business, in each case in respect of (and limited to):

(i)	Licenses which require to be re-applied for as a result of the Merger;

(ii)	the Company’s material Contracts; and

(iii)	any matters particularly disclosed in Schedule 3.1-(1).

(d)	From the date of this Agreement to the Closing Date, the Sealed Air Parties shall cause the Company to:

(i)	conduct the Business in the Ordinary Course of Business in substantially the same way as the Business was conducted before the date of execution of this Agreement and with the due care of a prudent manager, and refrain from changing the level of working capital (including extension of payment terms of accounts payable and reduction of level of inventory) in a manner inconsistent with the Ordinary Course of Business, provided that any act of the Company that is contemplated by this Agreement regardless of whether such act is in the Ordinary Course of Business shall be permitted, and

(ii)	avoid doing any act or making any omission that would cause any representation or warranty made hereunder by the Sealed Air Parties to cease to be true or correct as if it were given on each day from the date hereof to the Closing.

(e)	Notwithstanding the preceding section 6.2(d) and other than as contemplated by this Agreement or the Ancillary Agreements (only those executed), from the date hereof until the Closing Date (a) the Sealed Air Parties shall cause the Company to refrain from taking any of the following actions and (b) SA shall cause DI and DIPI to refrain from taking the action described in 6.2(e)(xix) below, in each case without obtaining the prior written consent of the Purchaser:

(i)	Amend or abolish the Company’s articles of incorporation or other internal regulations

(ii)	Change the organizational structure of the Company

(iii)	Increase or decrease the amount of capital or reserve

(iv)	Distribute dividends of surplus (including any interim dividends) to the extent that the Company would thereafter have insufficient cash to satisfy the payments to be made in accordance with section 6.2(a)(v)

(v)	Distribute dividends in specie

(vi)	Issue or dispose of any Company Shares or Equity Rights or take any other action affecting the shareholding or equity holding (including actions that may affect future shareholding or equity holding) of existing shareholder(s) or equity holder(s)

(vii)	Engage in mergers, company splits, share exchanges, share transfers or any other reorganizational acts

(viii)	Dissolve

(ix)	Commence or petition to apply to commence any Insolvency Procedures

(x)	Change accounting principles or standards used to prepare financial statements

(xi)	Establish a Subsidiary, launch a new business or suspend or discontinue the Business

(xii)	Acquire a Subsidiary

(xiii)	Execute, amend, cancel or terminate any Contract with any member of the Seller Group, its Affiliates or their Officers, accounting auditors or Advisors (provided that the Purchaser herby consents to the termination of all Contracts between the Company and the Seller Group, other than the Ancillary Agreements where already executed before the Closing)

(xiv)	Waive any right involving an amount equal to 20 million yen or more

(xv)	Enter into any business alliance or capital alliance with any Person

(xvi)	Institute or settle any Claim or make any decisions on handling Claims involving an amount equal to 20 million yen or more

(xvii)	Borrow or incur new debt from any Person, issue corporate bonds, assume liabilities, guarantee liabilities or take any other act (other than in the Ordinary Course of Business) that results in the incurrence of Indebtedness or liabilities (provided that the prior written consent of the Purchaser shall not be required in order for the Company to utilize its existing overdraft facilities as provided by Sumitomo Mitsui Banking Corporation (“SMBC”) or Mizuho Bank, Ltd. (“Existing Overdraft Facilities”))

(xviii)	Lease assets worth 20 million yen or more per annum (provided that the prior written consent of the Purchaser shall not be required in order for the Company to lease motor vehicles for the purposes of the Business)

(xix)	Transfer, license, acquire, sell, create Encumbrances over or otherwise dispose of Relevant IP other than in the Ordinary Course of Business

(xx)	Transfer, acquire, sell, create Encumbrances over or otherwise dispose of any other assets (including shares and accounts receivables) worth 20 million yen or more per asset other than in the Ordinary Course of Business

(xxi)	Invest in equipment, securities or any other investment worth 1 billion yen or more per annum, or 20 million yen or more per investment

(xxii)	Lend new amounts worth 20 million yen or more per loan to any Person

(xxiii)	Execute, cancel, terminate or make any material change to any Contracts relating to the Business other than in the Ordinary Course of Business

(xxiv)	Execute, amend, cancel or terminate any collective bargaining agreement, labor union contract or other side agreement with any employees or labor union

(xxv)	Make changes to wage and salary systems or pay standards of employees

(xxvi)	Make any payment to employees or labor unions other than ordinary annual remuneration and ordinary annual incentive bonuses

(xxvii)	Other than in the Ordinary Course of Business, newly employ, dismiss or conduct restructuring of employee(s) or make any other changes to the personnel structure

(xxviii)	Second or transfer employees, or change any employee’s job category

(xxix)	Appoint or dismiss Officers or accounting auditors (provided that the Purchaser hereby consents to the resignation of Mr. Miquel Llinas Mas and Mr. Andrew Warren prior to the Closing)

(xxx)	Increase rewards (including bonuses) or any other payment to be paid to Officers, accounting auditors or Advisors, or make any other changes of such payment

(xxxi)	Pay retirement allowances or make any payment to Officers, accounting auditors or Advisors other than ordinary rewards,

(xxxii)	Execute, amend, cancel or terminate any Contract with any Officers, accounting auditors or Advisors

(f)	The Sealed Air Parties shall cause the Seller Group and the Company to carry out any procedures required to consummate the Transaction in accordance with the Law, Decisions of Governmental Authority, and the Company’s Organizational Documents and internal regulations (including obtaining SABV’s consent with respect to (x) the transfer of the Equity Interest from SABV to the Purchaser as contemplated by the Transaction and (y) the changes to the articles of incorporation of the Company to reflect the transfer).

(g)	From the date hereof until the Closing Date, the Sealed Air Parties shall, and shall cause the Company to, take reasonable steps to notify the customers, suppliers, agents and other business partners of the Company of the Pre-signing Transactions, the Pre-closing Transactions and the Transaction in accordance with the arrangements to be separately agreed with the Purchaser (including providing written notices to such business partners in the form agreed between the Purchaser and the Sealed Air Parties).

(h)	From the date hereof until the Closing Date, the Sealed Air Parties shall, and shall cause the Company to, take reasonable steps to inform and discuss with the Company’s employees the purposes, content, and procedures of the transactions contemplated herein and the Purchaser’s basic operation policy for the Business.

(i)	From the effective date of the Entity Conversion until the Closing Date, the Sealed Air Parties shall appoint Mr. Toshiro Misumi as an executive officer (shokumu-shikkousha) of SABV, as the owner who executes the business (gyomu-shikkoushain) of the Company, and shall cause the Seller Group and the Company to carry out any and all procedures required for such appointment in accordance with the Law, Decisions of Governmental Authority, and the Company’s Organizational Documents and internal regulations. On or prior to the Closing Date, the Sealed Air Parties shall obtain and deliver to the Purchaser resignation letters in the form set forth: (i) in Schedule 6.2(i)-(1) from Mr. Miquel Llinas Mas (provided however, the Company shall not be liable or obliged to pay any direct or indirect wages or bonuses, or to provide directly or indirectly any other benefits including fringe benefits to Mr. Mas after October 31, 2012); (ii) in Schedule 6.2(i)-(2) from Mr. Andrew Warren; (iii) in Schedule 6.2(i)-(3) from Mr. Scott Putnam, and (iv) in a similar form from any other Officers or employees of the Company nominated by the Sealed Air Parties after the date hereof.

(j)

Without prejudice to section 6.2(c), from the date hereof until the Closing Date, the Sealed Air Parties shall cause the Seller Group and the Company to make reasonable efforts (x) to assist the Purchaser with the transition of the Business under the Transaction (including reasonable cooperation with (i) the retention of the key Officers or employees after Closing, such as the cooperation with the Purchaser’s execution of employment agreements with certain key Officers or employees, and (ii) the planning of the management organization of the Company after the Closing at the Purchaser’s sole discretion) and (y) to avoid conducting any act that would hinder or adversely affect the foregoing. From the date hereof until the Closing Date, the Sealed Air Parties shall terminate the underlying agreement for such Special Bonus Liabilities payments (to the extent that it does not automatically cease upon Closing in any event). In the case where the Company incurs any Losses after Closing due to any of the Excess Wage Liabilities other than the payments of the Closing Bonuses, the Long-term Incentive Plan Liability, the Annual Incentive Plan, the Profit Sharing Plan, the Sales Incentive Plan or the Seasonal Bonus, the Sealed Air Parties shall indemnify and hold harmless the Company from and against any such Losses.

(k)	On or prior to the Closing Date, the Sealed Air Parties shall cause the Company to offer Mr. Justin Brown (who, as of the date hereof, is seconded to the Company from DI and in charge of marketing operations at the Company) employment with the Company. Provided that Mr. Brown accepts the Company’s offer of employment, the Sealed Air Parties shall take all necessary steps to transfer Mr. Brown’s employment from DI to the Company.

(l)	On or prior to the Closing Date, the Sealed Air Parties shall cause the Company to terminate any duties and responsibilities of Mr. Yoshiichiro Ooka, Ms. Naoko Masumoto, Mr. Hiroshi Kanai, Mr. Akihiko Maki, Mr. Shinya Fujiwara, Mr. Takashi Manabe, Ms. Natsuko Fujiwara, Mr. Yasutaka Sagan and any other employees of the Company that serve SAJ, such that from the Closing Date, each aforementioned Person serves solely the Company.

(m)	On or prior to the Closing Date, the Sealed Air Parties shall cause the Company to take all necessary steps to terminate the secondment of Mr. Kiyotada Gakuhari to SAJ, such that Mr. Gakuhari serves solely the Company.

(n)

From the date of this Agreement to the Closing Date, the Sealed Air Parties shall, and shall cause the Company to, allow the Purchaser to contact Mr. Nobuyoshi Yamanaka, the former representative director of the Company, and the Sealed Air Parties shall not, and shall cause Seller Group not to, engage in any act that would hinder or adversely affect Mr. Yamanaka’s involvement in the management organization of the Company after Closing. On or prior to the Closing Date, the Sealed Air Parties shall cause the Seller Group to cancel and relieve Mr. Yamanaka from any and all obligations or liabilities that Mr. Yamanaka owes to the Seller Group other than (i) any obligations of confidentiality (but excluding obligations of confidentiality regarding the affairs of the Company) and (ii) obligations pursuant to the Trade Secret, Invention and Copyright Agreement between Mr. Yamanaka and DI dated November 23, 2010 (provided, however, the Sealed Air Parties acknowledge that, even if Mr. Yamanaka breaches such obligations in (i) or (ii) above, the Purchaser and the Company shall not be liable against the Sealed Air Parties for such breach.). The Sealed Air Parties acknowledge that (x) no Contracts exist between the Company and Mr. Yamanaka as of the date hereof and as of the Closing Date, (y) the Company owes or is under no obligation to pay any amount (including the severance package bonus entitlements) to Mr. Yamanaka as of the date hereof and as of the Closing Date, and there exists no tax or accounting issues at the Company in relation to the severance package bonus entitlements of Mr. Yamanaka, and (z) the Company or the Purchaser will not be required to engage in any discussions or negotiations with Mr. Yamanaka, the Sealed Air Parties or any other Person in relation to the severance package bonus entitlements of Mr. Yamanaka after the Closing. If any obligation to Mr. Yamanaka (other than the obligation of confidentiality) remains at the Company or the Purchaser after the Closing or if any tax or accounting issue arises at the Company in relation to the severance package bonus entitlements of Mr. Yamanaka after the Closing, the Sealed Air Parties shall indemnify the Purchaser for Losses incurred by the Company or the Purchaser in relation to such obligations or issues.

(o)	On or prior to the Closing Date, the Sealed Air Parties shall cause the Seller Group and the Company to terminate all the Seller Group Contracts.

(p)	From the date of this Agreement to the Closing Date, the Sealed Air Parties shall require the Company to make reasonable efforts to cooperate with the Purchaser (including by providing any necessary information or by assisting in consultations or negotiations with the relevant Governmental Authority) to obtain Business Licenses by the effective date of the Merger.

(q)	From the date of this Agreement to the Closing Date, the Sealed Air Parties shall cause DI and DIPI to use their reasonable efforts to obtain any consents from the relevant Persons that are required for the IP Transfer (including consents of any third parties that jointly own any Transferred IP with DI and/or DIPI). If such consents cannot be obtained by the Closing Date, the Sealed Air Parties shall cause DI and DIPI to continue to use their reasonable efforts to obtain such consents as soon as possible after the Closing Date.

(r)	The Sealed Air Parties acknowledge that the Sealed Air Parties have caused DI and DIPI to take all necessary steps and actions to avoid the incurrence by the Purchaser of the obligation to withhold any withholding tax or to pay any other Tax relating to the IP Transfer or any dividend to be paid by the Company pursuant to section 6.2(a)(v).

(s)	On or prior to the Closing Date, the Sealed Air Parties shall, and shall cause any relevant member of the Seller Group to cooperate with the Purchaser (by (i) making introductions for the Purchaser and/or the Company to the relevant third party licensors and (ii) (subject to any restrictions on the Seller Group’s right to disclose such information to the Purchaser) provide such additional information to the Purchaser concerning the Seller Group’s existing Contracts with such third party licensors as the Purchaser may reasonably request) to assist the Company to obtain the rights to use the Company Used IP after the Closing Date. If the Company cannot obtain such rights by the Closing Date, the Sealed Air Parties shall for a period of six months following the Closing Date continue to provide reasonable assistance to any negotiations that the Purchaser has with relevant third party licensors to obtain such rights.

(t)	On the date hereof and simultaneously with executing and entering into this Agreement, SA shall duly and validly execute the Royalties Letter in the form set forth in Schedule 6.2(t) and as promptly as practicable thereafter submit such executed letter to the Purchaser.

6.3	Pre-Closing Covenants of Purchaser

(a)	During the period between the execution of this Agreement and the Closing Date, the Purchaser shall carry out any and all procedures required to consummate the Transaction in accordance with the Law, Decisions of Governmental Authority, and its Organizational Documents and internal regulations.

7.	CONDITIONS PRECEDENT TO CLOSING

7.1	Conditions Precedent to Closing Obligations of each Party

The performance of the respective obligations of the Sealed Air Parties and the Purchaser set forth in sections 2.1 and 2.4 are subject to the satisfaction or waiver of each of the following conditions at the Closing (all or any of which may be waived in whole or in part by the Parties unanimously):

(a)	No Governmental Authority shall have issued any order, and there shall not be any Law restraining or prohibiting the consummation of the Closing, and no proceeding challenging this Agreement or the Transaction or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person or be pending before any Governmental Authority;

(b)	The TSA, Co-operation Agreement, IPA, Supply Agreement and TASKI Distribution Agreement, respectively, shall have been duly and validly executed between the relevant parties and be in effect in accordance with section 6.1(b) (or, in the case of the TSA, since the date hereof) (subject only to the Closing under this Agreement).

7.2	Conditions Precedent to Closing Obligations of the Sealed Air Parties

The performance of the obligations of the Sealed Air Parties set forth in sections 2.1 and 2.4(a) are subject to the satisfaction or waiver of each of the following conditions at the Closing (all or any of which may be waived in whole or in part by the Sealed Air Parties in their sole discretion), provided, however, any of the following conditions shall be deemed waived by the Sealed Air Parties if any non-satisfaction thereof is due to a breach of any of the agreements, covenants or obligation of the Sealed Air Parties stipulated in this Agreement (other than the condition set out in section 7.2(d) below, which shall not be capable of being so deemed waived):

(a)	The Purchaser Warranties shall be true and correct in all material respects;

(b)	The Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Purchaser by the Closing;

(c)	Any procedures required for the Purchaser to consummate the Transaction in accordance with the Law, the articles of incorporation or other internal regulations of the Purchaser, and Decisions of Governmental Authority shall have been duly and validly completed;

(d)	All of the Pre-closing Transactions shall have been completed duly and validly in accordance with section 6.2(a), including the following:

(i)	SABV shall own all of the Equity Interests free of any Encumbrances;

(ii)	the Company shall become a limited liability company (godo kaisha) in accordance with the Entity Conversion Plan; and

(iii)	all of the SAJ Shares shall have been duly and validly transferred to SAJH through the SAJ Transfer.

7.3	Conditions Precedent to Closing Obligations of the Purchaser

The performance of the obligations of the Purchaser set forth in sections 2.1 and 2.4(b) are subject to the satisfaction or waiver of each of the following conditions at the Closing (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion), provided, however, any of the following conditions shall be deemed waived by the Purchaser if any non-satisfaction thereof is due to a breach of any of the agreements, covenants or obligation or of the Purchaser stipulated in this Agreement:

(a)	The Warranties shall be true and correct, in all material respects; provided, however, the Purchaser shall be entitled to invoke and rely on this condition only upon either of the following cases:

(i)	SMBC invoked and relied upon the corresponding conditions precedent contained in the SMBC Commitment Letter or the loan agreement in relation to the Transaction and for that reason did not extend to the Purchaser the loans necessary to pay the Purchase Price; or,

(ii)	SMBC invoked and relied upon the corresponding conditions precedent contained in the SMBC Commitment Letter or the loan agreement in relation to the Transaction and requested the Purchaser to amend the terms and conditions of such loan, including the amount of the loan, and the Parties, after entering into a good faith consultation, were not able to reach an agreement to amend the Purchase Price or any other terms and conditions of the transactions contemplated hereby set forth in this Agreement to account for such request from SMBC. The Parties agree that, even if the Closing is delayed due to Purchase’s reliance on this condition stated in section 7.3(a)(ii), the Parties are obliged to engage in the good faith consultation prescribed in the preceding sentence only within the period of 15 business days after any of the Parties realized or became aware of the fact that any of the Warranties were untrue or incorrect in a material respect.

(b)	The Sealed Air Parties shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Sealed Air Parties by the Closing;

(c)	All of the Pre-signing Transactions and Pre-closing Transactions shall have been completed duly and validly in accordance with section 6.2(a) (with respect to Pre-closing Transactions), including the following:

(i)	SABV shall own all of the Equity Interests free of any Encumbrances;

(ii)	the Company shall have become a limited liability company (godo kaisha) in accordance with the Entity Conversion Plan;

(iii)	SAJ shall have paid a dividend equal to or more than five times the amount of the Closing Bonuses to the Company as referred to in section 6.2(a)(iii);

(iv)	All of the SAJ Shares shall have been duly and validly transferred to SAJH through the SAJ Transfer; and

(v)	All of the Loans shall have been repaid, all of the Existing Overdraft Facilities have been terminated, all of the Guarantees have been terminated and the Company is free of Indebtedness, and all of the Security Interests have been canceled (even if the registration procedures with Governmental Authorities confirming such cancellations have yet to be completed).

(d)	Any procedures required in order for the Seller Group and the Company to consummate the Transaction under the Laws, the Organizational Documents or other internal regulations, and Decisions of any Governmental Authority shall have been duly and validly completed (including the consent of SABV with respect to (x) the transfer of the Equity Interest from SABV to the Purchaser under the Transaction and (y) any changes in the articles of incorporation of the Company necessary to reflect the transfer, and any other internal procedures);

(e)	No event, occurrence, fact, condition, change, development or effect shall have occurred or come to exist since after the date of this Agreement that, individually or in the aggregate, has had or resulted in a Material Adverse Effect (provided that, in respect of part (ii) of the definition of Material Adverse Effect, the Purchaser shall be entitled to invoke and rely on this condition only where SMBC has also invoked and relied upon the corresponding conditions precedent contained in the SMBC Commitment Letter or the loan agreement in relation to the Transaction and accordingly did not extend to the Purchaser the loans necessary to pay the Purchase Price);

(f)	All of the conditions precedent contained in the SMBC Commitment Letter shall have been satisfied or waived;

(g)	The Purchaser shall have received all of the following documents:

(i)	the documents set forth in Schedule 7.3(g) to confirm the due and valid completion of all of the Pre-signing Transactions and the Pre-closing Transactions; and

(ii)	copies of resignation letters: (i) in the form set forth in Schedule 6.2(i)-(1) from Mr. Miquel Llinas Mas, (ii) in the form set forth in Schedule 6.2(i)-(2) from Mr. Andrew Warren, (iii) in the form set forth in Schedule 6.2(i)-(3) from Mr. Scott Putnam; and (iv) in a similar form from any other Officer or employee of the Company nominated by the Sealed Air Parties after the date hereof.

8.	POST-CLOSING COVENANTS

8.1	Mutual Covenants after the Closing

(a)

Promptly on and after the Closing Date, each Party shall conduct, or cause to be conducted, registration procedures or any other procedures required to record or effect the IP Transfer under the applicable Laws (the “IP Registration Procedures”). Any reasonable costs and expenses incurred in connection with the IP Registration Procedures shall be equally borne by the Sealed Air Parties on the one hand and the Purchaser on the other hand. If the legal ownership of any Transferred IP is required to remain with DI and/or DIPI until the completion of the IP Registration Procedures pursuant to the applicable Laws, SA shall (subject to any rights granted to any members of the Seller Group pursuant to the IPA) cause (i) DI and DIPI to grant the Purchaser exclusive rights to use and sublicense (including sublicense to the Company) the relevant Transferred IP from the Closing Date up to the completion of the IP Registration Procedures, and (ii) all of the Seller Group, on and after the Closing Date, to not use the relevant Transferred IP nor grant to any third parties any rights to use the Transferred IP other than the license provided in item (i) above.

(b)	The Sealed Air Parties, on behalf of themselves and their Affiliates, acknowledge and agree that, except as set forth in the IPA, all of their rights in and to the Transferred IP and the Company Owned IP shall cease as of the Closing and, from and after the Closing, the Sealed Air Parties and their Affiliates shall have no right to use the Transferred IP or the Company Owned IP except as set forth in the IPA.

(c)	The Purchaser, on behalf of itself and the Company, acknowledge and agree that, except as set forth in the IPA, all of the Company’s rights in and to the Parent Licensed IP shall cease as of the Closing and, from and after the Closing, the Company shall have no right to use the Parent Licensed IP except as set forth in the IPA.

8.2	Post-Closing Covenants of the Sealed Air Parties

(a)	During the three years immediately following the Closing Date, the Sealed Air Parties shall cause the Seller Group not to, either directly or indirectly, (i) solicit the employment of any Officers or employees of the Company for the benefit of the Seller Group or any other Person, (ii) advise any such Officers or employees to resign from the Company, (iii) employ any such Officers or employees, nor (iv) engage in any other actions equivalent thereto.

(b)

During the five years immediately following the Closing Date, the Sealed Air Parties shall cause the Seller Group to, upon a reasonable request from the Purchaser, cooperate (at the Purchaser’s expense, but without prejudice to any rights of the Purchaser under section 10.2(a), subject to the terms of this Agreement) with the Purchaser to the fullest extent (including by providing the Purchaser, its Officers, employees and Advisors with access to necessary information concerning the Company as of a date prior to the Closing, such as materials relating to the evaluation of the price of the SAJ Shares (provided that, without prejudice to section 6.2(b) and to the extent not harming in any way the Purchaser’s right to seek indemnification to the Sealed Air Parties pursuant to section 6.2(b), (i) the Sealed Air Parties shall not challenge the price of the SAJ Shares, or (ii) the Purchaser shall not challenge the price of the SAJ Shares, the amount of dividend to be paid pursuant to section 6.2(a)(iii) or request additional consideration or compensation in connection with the SAJ Transfer or the aforementioned dividend, including any amount by way of tax credit or benefit (if relevant) which the Company or the Purchaser may be unable to claim in connection with the SAJ Shares being transferred at a loss) to prepare and file the Tax Returns of the Company for 2012 and previous years and to take any other actions required by any audit, litigation or other proceeding with respect to Taxes.

After the expiration of the five years immediately following the Closing Date, for a maximum of a further two years, if the Purchaser requests the Sealed Air Parties’ cooperation by indicating a reasonable necessity thereof, and to the extent such cooperation is necessary for the Purchaser to comply with Laws applicable to the Purchaser, the Sealed Air Parties shall, at the Purchaser’s cost cause the Seller Group to provide the Purchaser, its Officers, employees and Advisors with reasonable access to information necessary for the Purchaser to comply with such applicable Laws, which is concerning the Company as of a date prior to the Closing, and which is then preserved by the Seller Group in accordance with Laws applicable to the Seller Group.

(c)	If there are any IP, IT software and/or applications owned by the Seller Group that should have been transferred or licensed to the Purchaser or the Company in accordance with the principles established in this Agreement but have not been so transferred or licensed under this Agreement or Ancillary Agreements, upon reasonable request of the Purchaser, the Sealed Air Parties shall cause the Seller Group (at the equal expense of the Sealed Air Parties on the one hand and the Purchaser on the other hand) to transfer or license such IP, IT software and/or applications without requiring any additional compensation other than the Purchase Price or the fees agreed within the Ancillary Agreements.

(d)	After the Closing but no later than February 28, 2013, the Sealed Air Parties shall (i) calculate the actual amount in yen of the Annual Incentive Plan and Profit Sharing Plan to be paid to the Officers and employees of the Company for the fiscal year including the Closing Date in a fair and appropriate manner in accordance with the applicable internal rules of the Seller Group and the agreements with each relevant Officer or employee in relation thereto, and (ii) inform the results of such calculation to the Purchaser and the Company by indicating the breakdown by each item of the Annual Incentive Plan and Profit Sharing Plan to be paid to each relevant Officer or employee of the Company along with all relevant communications sent to employees regarding funding levels in connection with the awards under the related plans.

8.3	Post-Closing Covenants of the Purchaser

(a)	Within five business days of the Closing Date, the Purchaser shall provide to the Sealed Air Parties statements of the Company Bank Accounts as at the close of the banking day on the Closing Date (together with any additional supporting information reasonably requested by the Sealed Air Parties) as evidence of the Actual Cash.

(b)	If the Closing occurs before the close of the banking day on the Closing Date, the Purchaser undertakes not to, and not to cause the Company to, make any payment in or out of the Company Bank Accounts until the close of the banking day on the Closing Date other than (i) those arranged by the Company prior to Closing, (ii) those within the Ordinary Course of Business, or (iii) the inter-company loan to be extended from the Purchaser to the Company on the Closing Date, if any.

(c)

During the five years immediately following the Closing, the Purchaser shall cooperate (at the expense of the Seller Group) with the Seller Group to give access to, and procure that the Company gives access to, the Seller Group and their Advisors to information relating to the Company in the Purchaser’s or the Company’s possession with respect to the period or part-period during the fiscal year including the Closing Date of the Seller Group or the Company and give the right to make copies and extracts therefrom, to the extent that such information is reasonably requested by the Seller Group in connection with the preparation of their tax returns, financial statements, audited financial statements, audit-related materials, financial reporting, stock exchange or other self-regulatory authority reports/notifications, management accounts/reports, public announcements, all of which shall be limited to those required under the Laws or Decisions of Governmental Authority, and/or compliance with the requirements of the Laws or Decisions of Governmental Authority, including U.S. securities laws. After the expiration of the five years immediately following the Closing Date, for maximum of a further two years, if any member of the Seller Group requests the Purchaser’s cooperation by indicating a reasonable necessity thereof, and to the extent such cooperation is necessary for a member of the Seller Group to comply with Laws applicable to it, the Purchaser shall, at the expense of the Seller Group, cause the Company to provide the Seller Group, its Officers, employees and Advisors with reasonable access to information necessary for any member of the Seller Group to comply with such applicable Laws concerning the Company before the Closing Date which is preserved by the Company in accordance with Laws applicable to the Company.

(d)	From the Closing Date until March 31, 2014, the Purchaser shall procure that the Company purchases 100% of the Company’s requirements for glycol ether DE in accordance with the terms of the Glycol Sales Contract (provided that no amendment is made to the terms for such purchase in effect at the date hereof under the Glycol Sales Contract).

(e)	Following the Closing, the Purchaser shall be responsible for the payment of (i) the Closing Bonuses, and (ii) the amounts under the Annual Incentive Plan and the Profit Sharing Plan (provided, however, only to the extent of the amounts prescribed, respectively, in items (a) and (b) of the definition of Deducted Awards) from the Company to the relevant Officers and employees within due course. Following the Closing, the Purchaser shall indemnify the Sealed Air Parties in respect of all Losses incurred by the Sealed Air Parties and arising out of or in connection with its or the Company’s payment (or non-payment) of Special Bonus Liabilities to the Company’s past or current Officers and employees; provided that the foregoing shall be without prejudice to the indemnity from the Sealed Air Parties in respect of Mr. Yamanaka as set out in section 6.2(n) and provided further that, if the Company or the Purchaser incurs any Losses in respect of the Special Bonus Liabilities arising out of or in connection with any circumstances attributable to the Seller Group (being where the amount payable in respect of the Closing Bonuses as set out in Schedule 4.16 or the amount payable in respect of the Annual Incentive Plan or the Profit Sharing Plan as informed pursuant to section 8.2(d), respectively, is not calculated in an appropriate manner in accordance with the applicable internal rules of the Seller Group and the agreements with each relevant Officer or employee in relation thereof), Sealed Air Parties shall indemnify the Purchaser in respect of all such Losses.

8.4	Transaction Fee Agreement

Immediately after the Closing has occurred and by no later than the end of the Closing Date, the Purchaser shall cause the Executor to pass the Relevant Resolution. Immediately following the passing of the Relevant Resolution and by no later than the end of the Closing Date, the Sealed Air Parties shall, and the Purchaser shall cause the Company to, enter into the Transaction Fee Agreement in the form set forth in Schedule 8.4, which shall be executed between the Sealed Air Parties and the Company.

8.5	Letter Agreement from CJP DC Holdings, L.P. and CJP DC Holdings GP, Ltd.

On or immediately after the date hereof, the Purchaser shall procure to have CJP DC Holdings, L.P. and CJP DC Holdings GP, Ltd. duly and validly execute the Letter Agreement in the form set forth in Schedule 8.5 and submit such executed letter to SA.

9.	TERMINATION

9.1	Termination

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, prior to the Closing:

(a)	at any time by written agreement of the Sealed Air Parties and the Purchaser;

(b)	at any time after December 31, 2012 by the Sealed Air Parties or the Purchaser upon written notification to the non-terminating Party by the terminating Party, if the Closing shall not have occurred on or before such date and such failure to consummate the Closing is not caused by a breach of this Agreement by the terminating Party; or

(c)	at any time by the Sealed Air Parties or the Purchaser upon written notification to the other Party if there shall have occurred and be continuing a material breach by either Party of any of the covenants, obligations, Warranties (for the benefit of the Purchaser only) or Purchaser Warranties (for the benefit of the Sealed Air Parties only) that would cause any of the conditions to the Closing of the terminating Party not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, remains uncured for more than 30 days following written notice thereof by the terminating Party.

9.2	Effect of termination

(a)	This Agreement may be terminated or cancelled only in accordance with section 9.1, and other than as specifically provided in section 9.1, neither of the Parties may terminate or cancel this Agreement under any legal theory whatsoever, including on the basis of liability for default or breach of the warranty against defect.

(b)	Sections 9.2 and 10.1 through 12.13 shall survive the termination of this Agreement.

(c)	Termination of this Agreement pursuant to sections 9.1(b) or 9.1(c) shall be without prejudice to any rights that the terminating Party may have against the breaching Party or any other Person pursuant to this Agreement or otherwise.

(d)

In the event that this Agreement is terminated pursuant to section 9.1(b) and the cause of that termination is the Purchaser’s invoking and reliance on the condition set out in section 7.3(f) (excluding the case where the Purchaser also have validly invoked and relied on the condition relating to the Warranties set out in section 7.3(a) or Material Adverse Effect set out in section 7.3(e)), the Purchaser shall be liable to pay SA an amount equal to 1,053,640,560 yen within 10 business days of the termination or cancellation of this Agreement. For the avoidance of doubt, in the event that the cause of the termination pursuant to section 9.1(b) is the Purchaser’s reliance on the condition(s) other than the condition relating to financing set out in section 7.3(f), the Purchaser will be under no obligation to pay any break-up fee.

10.	INDEMNIFICATION

10.1	Survival

The representations and warranties of the Parties contained in this Agreement shall survive for the following periods from the Closing Date:

(a)	in respect of the Warranties contained in section 4.17 (tax matters), six years;

(b)	in respect of Warranties other than those Warranties specified in section 10.1(a) above, two years; and

(c)	in respect of the Purchaser Warranties, two years.

10.2	Indemnification

(a)	The Sealed Air Parties shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any Losses that the Purchaser Indemnified Parties may incur as a result of (i) any breach of any Warranty subject to section 10.5, (ii) any failure to perform any covenant, obligation or agreement hereunder by the Sealed Air Parties, or (iii) the enforcement of this indemnity.

(b)	The Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from and against any Losses that the Seller Indemnified Parties may incur as a result of (i) any breach of any Purchaser Warranty, subject to section 10.5, (ii) any failure to perform any covenant, obligation or agreement hereunder by the Purchaser or (iii) the enforcement of this indemnity.

(c)	The Sealed Air Parties and the Purchaser agree that the limitations on indemnification set forth in sections 10.1, 10.5 and 10.6 shall not apply to the indemnification with respect to Losses caused as a result of any failure to perform any covenant, obligation or agreement hereunder.

10.3	Adjustment

Amounts payable in respect of the indemnification obligations of the Sealed Air Parties shall be treated as an adjustment to the Purchase Price.

10.4	Effect of Investigations

Without prejudice to section 3.1, any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of the Purchaser shall not limit, qualify, modify or amend any of the representations and warranties, covenants, obligations, or indemnification obligations of the Sealed Air Parties, made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the Purchaser.

10.5	Indemnification Liability Limit

The aggregate liability of the Parties pursuant to section 10.2(a) item (i) or section 10.2(b) item (i) shall be limited as follows:

(a)	in respect of breaches of Fundamental Warranties, the aggregate liability of the Sealed Air Parties shall be 100% of the Purchase Price;

(b)	in respect of breaches of all Warranties that are not Fundamental Warranties, the aggregate liability of the Sealed Air Parties shall be 15% of the Purchase Price; and

(c)	in respect of breaches of Purchaser Fundamental Warranties, the Purchaser’s aggregate liability shall be 100% of the Purchase Price.

(d)	in respect of breaches of Purchaser Warranties that are not Purchaser Fundamental Warranties, the Purchaser’s aggregate liability shall be 15% of the Purchase Price.

10.6	Thresholds

The Sealed Air Parties shall not be liable in respect of a claim for breach of Warranty unless:

(a)	the liability of the Sealed Air Parties in respect of that claim (ignoring any liability for costs, expenses and interest; for the avoidance of doubt, a claim made in relation to events having a similar cause or reason shall be deemed as a single claim for the application of the limitation prescribed in this item) exceeds 10 million yen; and

(b)	the aggregate liability of the Sealed Air Parties in respect of all claims for breach of Warranty (excluding any claim for which liability is excluded by paragraph 10.6(a)) exceeds 75 million yen, in which case the Sealed Air Parties shall be liable for the full amount and not only for the portion exceeding 75 million yen.

10.7	Limits to Liability of the Sealed Air Parties

The Sealed Air Parties shall not be liable in respect of a claim under the Warranties to the extent that:

(a)	it arises or is increased as a result of any change in Laws (or change in the interpretation of Laws) or in administrative practice of any Governmental Authority occurring after the date of this Agreement (whether or not the change purports to be effective retrospectively in whole or in part); or

(b)	the claim is attributable (in whole or in part) to anything done by or on behalf of the Sealed Air Parties or the Company before the Closing at the request of the Purchaser.

10.8	Exclusive Remedy

Except as otherwise provided in this Agreement, the indemnification provided in this section 10 shall be the sole and exclusive remedy after the Closing Date available to the Parties to this Agreement for compensation for any Losses or breaches of any of the representations or warranties contained herein or any right, Claim or action arising from the transactions contemplated by this Agreement (and any claim for compensation based on any other cause, including breach of contract (saimu furiko sekinin), warranties (kashi tanpo sekinin), tort (fuho koi sekinin) or other causes of action, shall hereby be excluded); provided, however, this exclusive remedy for damages does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement.

10.9	Accounting to the Sealed Air Parties

If the Sealed Air Parties pay to the Purchaser Indemnified Party an amount in respect of any claim under the Warranties, and the Purchaser Indemnified Party subsequently receives from any other Person any payment as an indemnification or compensation for the Losses giving rise to such claim, the Purchaser shall thereupon pay to the Sealed Air Parties an amount equal to the payment or benefit received ((i) excluding (x) any fees and costs incurred by the Purchaser Indemnified Party in relation to their claim against the Seller or such other Person and (y) any amounts by which the liability of the Sealed Air Parties in respect of the claim under the Warranties was reduced to take account of such payment or benefit, and (ii) only to the extent of the amount of the payment made by the Sealed Air Parties to the Purchaser Indemnified Party).

10.10	Indemnification Procedure

Any claim for indemnification under this section 10 shall be made by giving written notice on or before the expiration of the periods stipulated in section 10.1. So long as an indemnified Party provides written notice of a claim setting forth in reasonable detail the grounds for indemnification on or before such date, such indemnified Party shall be entitled to pursue its rights to indemnification notwithstanding the fact that any sum due in relation to such claim is unknown or difficult to determine at the time of such notice or expiration of the survival period.

10.11	External Claims

(a)	Notification and Consultation. If the Purchaser or any other Purchaser Indemnified Party becomes aware of any Claim against any Purchaser Indemnified Party (an “External Claim”) in relation to which it is likely that a Purchaser Indemnified Party is entitled to claim against the Sealed Air Parties in respect of any of the Warranties or indemnities in this Agreement or the Royalties Letter (except for the indemnities under section 6.2 (n) which shall, for the avoidance of doubt, not be subject to this section 10.11):

(i)	the Purchaser shall as soon as reasonably practicable after the Purchaser becomes aware notify the Sealed Air Parties in writing; and

(ii)	the Purchaser shall thereafter consult with the Sealed Air Parties in respect of the External Claim.

(b)	Sealed Air Parties Right to Nominate a Defense Counsel. The Sealed Air Parties shall be entitled to participate in the defense against the External Claim by appointing and causing at its own cost an attorney to conduct such defense together with the attorney appointed by the Purchaser Indemnified Party.

(c)	Conduct of External Claims by Purchaser. The Purchaser shall not make any admission of liability, agreement, settlement or compromise with any third party in relation to the External Claim without the prior written consent of the Sealed Air Parties (which cannot be unreasonably withheld by the Sealed Air Parties).

11.	LIABILITIES OF THE SEALED AIR PARTIES

11.1	Joint and Several Liability

Each of SA and SABV shall be jointly and severally liable for any and all of the (a) representations and warranties made by the Sealed Air Parties, and (b) performance of any covenant, obligations, agreements or indemnification obligations of the Sealed Air Parties under this Agreement.

11.2	Relationship of Sealed Air Parties

Without prejudice to the principle of joint and several liability set out in section 11.1, any obligation, action, or right which is expressed to be an obligation, action, or right of “the Sealed Air Parties” may be validly satisfied, performed, or (as the case may be) exercised by either of the Sealed Air Parties at the Sealed Air Parties’ discretion. If the Purchaser shall release or compromise the liability of either of the Sealed Air Parties under this Agreement the same shall operate as a similar release or compromise in respect of the other Sealed Air Party.

12.	MISCELLANEOUS

12.1	Notices

(a)	Any notices or communications required or permitted under this Agreement or in connection with the matters contemplated by it shall be in writing in the English language and shall be delivered by hand, overnight courier or facsimile (confirmed by overnight courier) addressed as follows:

If to the Sealed Air Parties, to:

Name:	Sealed Air Corporation

For the attention of:	Chief Financial Officer, Sealed Air Corporation

Copy to:	General Counsel, Sealed Air Corporation

Address:	200 Riverfront Boulevard, Third Floor
Elmwood Park
NJ 07407
United States of America

Fax number:	+1-201-703-4170

If to the Purchaser, to:

Name:	DC Co., Ltd.

For the attention of:	Kazuhiro Yamada, Representative Director

Address:	1-5-1, Marunouchi, Chiyoda-ku
Tokyo
Japan

Fax number:	+81-3-5208-4351

(b)	Each Party may, upon prior notice given in accordance with this section 12.1 to the other Party, designate another address or Person for receipt of notices hereunder, provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. All notices, Claims, demands and other communications hereunder shall be in writing and shall be deemed given:

(i)	in the case of a facsimile transmission, when received by the recipient in legible form and the sender has received an electronic confirmation of receipt of the transmission, provided that any notice dispatched by fax after 5:00 pm (at the place where such fax is to be received) on any day shall be deemed to have been received at 10:00 am on the next business day; or

(ii)	in the case of delivery by overnight courier, upon the date of delivery indicated in the records of such courier; or

(iii)	in the case of delivery by hand, when delivered by hand, addressed to the respective Parties at the above address (or such other address for a Party as shall be specified by like notice).

(c)	In proving service of any notice it shall be sufficient to prove:

(i)	in the case of a notice sent by overnight courier that such notice was handed to a representative of the courier;

(ii)	in the case of a notice personally delivered that it was delivered to or left at the specified address; and

(iii)	in the case of a notice sent by fax that it was duly dispatched to the specified number as confirmed by a transmission report.

12.2	Severability

If any term, provision, covenant or restriction of this Agreement is held to be illegal, invalid, void or unenforceable under the laws of any jurisdiction, such provision shall be restrictively interpreted to the extent necessary to make such provision valid and enforceable in a manner consistent with the intent of the Parties, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

12.3	Expenses

Except as otherwise expressly provided in this Agreement, each Party will pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

12.4	Waivers and Amendments

(a)	No waiver by any Party with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver thereof in the future or a waiver of any other provision, condition or requirement hereof nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(b)	This Agreement may be amended only by an instrument in writing executed by all the Parties.

12.5	Successors and Assignees

This Agreement and all the rights or obligations hereunder shall be binding upon and inure for the benefit of the successors of the Parties but shall not be assignable by any Party without the prior written consent of all other Parties. Any purported assignment shall be void.

12.6	No Third Party Beneficiaries

This Agreement is intended for the benefit of the Parties hereto, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; except that the Purchaser Indemnified Parties and the Seller Indemnified Parties shall be considered third party beneficiaries of this Agreement.

12.7	Counterparts

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement. Any Party may enter into this Agreement by signing any such counterpart. PDF copies of the signature pages and PDF copies of other documents delivered hereunder shall be given the same legal effect as the original copies of the same.

12.8	Confidentiality

(a)	None of the Parties may use the substance of this Agreement or the Letter Agreement, the background and substance of negotiations for this Agreement or the Letter Agreement, or any information obtained from any other Party in relation to this Agreement or the Letter Agreement (regardless of whether in the form of documents, e-mails, verbal communications, electromagnetic media, electronic media, or any other form of information transmission) (the “Confidential Information”) for any purposes other than the performance of this Agreement, nor disclose or leak such Confidential Information to third parties, unless such other Party has given its prior written approval (which shall not be unreasonably withheld or delayed). However, the terms of the previous sentence shall not apply:

(i)	when disclosure is made, for the purpose of the performance of this Agreement or the Letter Agreement, to such Party’s Officers, employees and Advisors; or

(ii)	when disclosure is required by Law or is required or requested by any Governmental Authority having jurisdiction over it and whether or not the requirement or request has the force of Law.

(b)	Confidential Information shall not include any of the following items:

(i)	any information already in the public domain at the time of receipt;

(ii)	any information that enters into the public domain after receipt due to a cause not attributable to the recipient;

(iii)	any information which the recipient already lawfully held at the time of receipt (as demonstrated by the recipient’s written records);

(iv)	any information which the recipient lawfully obtained from a duly authorized third party without assuming any duty of confidentiality (as demonstrated by the recipient’s written records);

(v)	any information which the recipient independently developed without the disclosed information (as demonstrated by the recipient’s written records); and

(vi)	any information required to be disclosed under U.S. tax principles.

(c)	Notwithstanding any provisions to the contrary, after the Closing, the Purchaser shall not assume the confidentiality obligation under paragraph 12.8(a) with respect to any information regarding the Company received from the Seller Group and the Company. The Sealed Air Parties shall, after the Closing, assume a confidentiality obligation equivalent to that stipulated in section 12.8(a) with respect to any information regarding the Company.

(d)	The restrictions contained in this section 12.8 shall terminate upon the later of (i) the expiry of three years from the Closing and (ii) the Purchaser (or any Affiliate or Affiliates of the Purchaser) ceasing to Control the Company.

12.9	Publication and Announcements

(a)	The Parties shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties (which shall not be unreasonably withheld or delayed). This section 12.9 shall not apply if and to the extent that such announcement is required by Law or by any Governmental Authority having jurisdiction over it and whether or not the requirement has the force of Law and provided that any such announcement shall be made only after consultation with the other Parties to the extent permissible under such Law or Governmental Authority. For the avoidance of doubt, the Parties will be allowed to issue a press release or a public statement so long as such press release or public statement does not contradict the public statement or press release previously approved by the other Parties pursuant to this section 12.9.

(b)	The Parties acknowledge that the press release and public statement in connection with the execution of this Agreement shall include information on the management organization of the Company after the Closing.

(c)	The restrictions contained in this section 12.9 shall survive three years after the Closing.

(d)	The Sealed Air Parties and the Purchaser shall as soon as practicable after the execution of this Agreement procure that a joint announcement of the sale and purchase of the Equity Interests is made to the customers and suppliers of the Company in such form as they may agree.

12.10	Governing Law and Dispute Resolution

This Agreement shall be governed by and construed and enforced in accordance with the Laws of Japan.

For any disputes occurring in connection with this Agreement, the Tokyo District Court shall be the court of agreed exclusive first instance jurisdiction.

12.11	Entire Agreement

This Agreement (including the schedules and exhibits hereto) and the other documents and instruments referred to herein contain the entire understanding of the Parties with respect to the matters covered hereby and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof (including the Process Letter executed between SA and Carlyle Japan, LLC dated September 28, 2012).

12.12	Language

This Agreement shall be prepared in English, and the English version shall be the original. In the case of any inconsistency between the original and a translation of this Agreement, the original English version shall prevail.

12.13	Good Faith Consultation

If any doubt with respect to any matter not stipulated in this Agreement or any matter with respect to the interpretation of any provision of this Agreement arises, the Parties shall resolve the matter through consultation in good faith in accordance with the purpose of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:	Carol P. Lowe
Title:	Senior Vice President & Chief Financial Officer

SABV:

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:
Title:

SABV:

By:
Name:	Herman Weber
Title:	Director

PURCHASER:

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:
Title:

SABV:

By:
Name:
Title:

PURCHASER:

By:
Name:	Kazuhiro Yamada
Title:	Representative Director

This AMENDMENT AGREEMENT dated as of November 9, 2012, is made and entered into by and between DC Co., Ltd., a Japanese corporation, on the one hand, and Sealed Air Corporation, a U.S. corporation, and Sealed Air Netherlands Holdings V B.V., a Netherlands corporation (collectively, the “Parties”).

WHEREAS the Parties entered into an Equity Interest Purchase Agreement dated as of October 30, 2012 (the “Principal Agrement”).

WHEREAS the Parties now wish to vary the terms of the Principal Agreement on the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. With effect from October 30, 2012, being the date it was entered into, the Principal Agreement shall be deemed to have been amended by the deletion of the whole of the definition of “Long-Term Incentive Plan Liability” and the insertion of the following in substitution:

“Long-term Incentive Plan Liability” means the Japanese yen figure specified in the “AMOUNT:” field below the “Currency I Want:” field when typing the number N in the “AMOUNT:” field below the “Currency I Have:” field on the website http://www.oanda.corrileurrency/converter/ and setting the “Currency I Have:” field to US Dollar, the “Currency I Want:” field to Japanese Yen, the “INTERBANK +/-:” field to 0% and the “DATE” field to the day before the Closing Date, where:

N = (X multiplied by Y) plus (P multiplied by Q)

and where:

X = 18,397 (being the aggregate entitlement to SA stock appreciation rights of all of Masafumi (Pon) Honda, Hiroshi Kanai, Toshiro Misumi, Yoshiichiro Ooka, Yoichi Shiraishi and Tsuyoshi Umeda for which the strike price is US$ 6.82)

Y = the closing trading price (in US dollars) of SEE (Common Stock) on the New York Stock Exchange on the trading day immediately before the Closing Date minus US$ 6.82

P = 18,043 (being the aggregate entitlement to SA stock appreciation rights of all of Masafumi (Pon) Honda, Hiroshi Kanai, Toshiro Misumi, Yoshiichiro Ooka, Yoichi Shiraishi and Tsuyoshi Umeda for which the strike price is US$ 9.27)

Q = the closing trading price (in US dollars) of SEE (Common Stock) on the New York Stock Exchange on the trading day immediately before the Closing Date minus US$ 9.27

2. Save as varied by the above, the Principal Agreement is confirmed and shall remain in full force and effect. The Parties shall cause a memorandum of this Agreement to be endorsed on all originals of the Principal Agreement.

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1

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:	William V. Hickey
Title:	Chairman and CEO

SABV:

By:
Name:
Title:

PURCHASER:

By:
Name:	Kazuhiro Yamada
Title:	Representative Director

2

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:
Title:

SABV:

By:
Name:	Herman Weber
Title:	Director

PURCHASER:

By:
Name:	Kazuhiro Yamada
Title:	Representative Director

2

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:
Title:

SABV:

By:
Name:
Title:

PURCHASER:

By:
Name:	Kazuhiro Yamada
Title:	Representative Director

2

This SECOND AMENDMENT AGREEMENT dated as of November 14, 2012, is made and entered into by and between DC Co., Ltd., a Japanese corporation, on the one hand, and Sealed Air Corporation, a U.S. corporation, and Sealed Air Netherlands Holdings V B.V., a Netherlands corporation, on the other hand (collectively, the “Parties”).

WHEREAS the Parties entered into an Equity Interest Purchase Agreement dated as of October 30, 2012 ( including the amendment by the AMENDMENT AGREEMENT thereto dated as of November 9, 2012, the “Principal Agreement”).

WHEREAS the Parties now wish to vary the terms of the Principal Agreement on the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. With effect from October 30, 2012, being the date it was entered into, the Principal Agreement shall be deemed to have been amended as follows (additions or amendments as underlined):

1.1	the following definition shall be added to section 1.1 (Definitions):

“Outstanding Seller Group Net Payable” means the aggregate outstanding payables of the Company to the Seller Group as at the Closing (in respect of global charges, royalties and goods and services incurred in the Ordinary Course of Business) in the amount of 184,054,746 yen, net of the outstanding receivables of the Company from DI and DIPI as at the Closing in the amount of 8,797,102 yen, in total amounting to the net amount of 175,257,644 yen.

1.2	sections 2.2(a) and (b) shall be amended as follows (additions as underlined):

2.2 Purchase Price

(a)	The aggregate purchase price (the “Purchase Price”) for (i) the entire Equity Interests, and (ii) the Transferred IP shall be calculated as follows:

(W – X – Y – Z – B) + A

Where:

W = 30,000,000,000 yen

X = 3,658,986,000 yen (an amount equal to the Unfunded Pension Plan Liability)

Y = 306,214,455 yen (an amount equal to the aggregate amount of the Deducted Awards)

Z = an amount equal to the Long-term Incentive Plan Liability

A = an amount equal to the Actual Cash.

1

B = 175,257,644 yen (an amount equal to the Outstanding Seller Group Net Payable).

(b)	(Of the above, “(W – X – Y – Z – B)” is referred to in section 2.4(b) below as the “Fixed Element”, and “A” is referred to in section 2.4(c) below as the “Cash Element”.)

1.3	the following new section 2.6 shall be added after section 2.5 (Insurances):

2.6	Payment of Outstanding Seller Group Net Payable

On the earlier of November 30, 2012 and the date of the payment of the Actual Cash to SABV pursuant to section 2.4(c) above, the Purchaser shall cause the Company to pay the amount of Outstanding Seller Group Net Payable (being 175,257,644 yen) by remittance to the bank account in the name of Sealed Air Luxembourg SCA and with IBAN number GB90 BOFA 1650 5067 1321 51, at Bank of America N.A., 5 Canada Square, London E14 5AQ, United Kingdom (branch code 6008), SWIFT code BOFAGB22 (Sealed Air Luxembourg SCA receiving as agent for the respective underlying recipients). The Purchaser shall cause the Company to bear the expenses required for the remittance. The Parties acknowledge and agree that, notwithstanding any other provisions of this Agreement, the Sealed Air Parties shall not be deemed to be in violation of any of the provisions of this Agreement (including any Warranty, agreement, covenant or obligation, and including pursuant to sections 4.15(d) or 6.2(a)(v) of this Agreement) by reason of the existence of any payable or receivable comprising the Outstanding Seller Group Net Payable as at the Closing and payment of the amount thereof after the Closing pursuant to this section, so long as the Outstanding Seller Group Net Payable does not comprise Indebtness of the Company. Notwithstanding anything elsewhere in this Agreement or any Ancillary Agreement, the Purchaser shall not be entitled to exercise any rights of set off or counterclaim regarding the payment obligations pursuant to this section. For the avoidance of doubt, the payment obligations pursuant to this section shall be in addition to the payment obligations pursuant to section 2.4(c) above (and the existence of the Outstanding Seller Group Net Payable at Closing shall not be deemed to reduce, or otherwise be taken into account when calculating, the Actual Cash).

1.4	all the terms “Purchase Price” prescribed in section 10.5 (Indemnification Liability Limit) (all of sections (a) through (d)) shall be substituted by “the aggregated amount of the Purchase Price and the Outstanding Seller Group Net Payable”.

2. The Parties acknowledge and agree that the Outstanding Seller Group Net Payable is calculated and the timing of the payment by the Company thereof is agreed on the basis that Closing will occur on November 15, 2012. If for any reason Closing does not occur on November 15, 2012, the Parties shall resolve the treatment of the Outstanding Seller Group Net Payable through consultation in good faith in accordance with the purpose of the Principal Agreement.

3. Save as varied by the above, the Principal Agreement is confirmed and shall remain in full force and effect. The Parties shall cause a memorandum of this Agreement to be endorsed on all originals of the Principal Agreement.

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2

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:	William V. Hickey
Title:	Chairman and CEO

SABV:

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:
Title:

SABV:

By:
Name:	Herman Weber
Title:	Director

PURCHASER:

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

SA:

By:
Name:
Title:

SABV:

By:
Name:
Title:

PURCHASER:

By:
Name:	Kazuhiro Yamada
Title:	Representative Director